SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERIKS (*****).

AMENDED AND RESTATED INVENTORY INTERMEDIATION AGREEMENT
between
J. ARON & COMPANY
and
PBF HOLDING COMPANY LLC and DELAWARE CITY REFINING COMPANY LLC
Dated as of May 29, 2015

Page
1.DEFINITIONS & CONSTRUCTION    1
2.TERM & EARLY TERMINATION    21
3.SALE OF INITIAL INVENTORY AND REPURCHASE OF ENDING INVENTORY    26
4.TARGET PRODUCT INVENTORY LEVELS; APPLICABLE SPREADS    32
5.ADDITIONAL INCLUDED LOCATIONS    36
6.PRODUCT SALES & REPORTING    37
7.PRODUCT SPECIFICATIONS, QUALITY & BLENDING    40
8.TITLE, RISK OF LOSS & CUSTODY    41
9.STORAGE    42
10.CERTAIN REPRESENTATIONS    47
11.WARRANTIES    48
12.PRICING & PAYMENT    48
13.FINANCIAL INFORMATION; NOTIFICATIONS; CREDIT SUPPORT    51
14.TAXES    53
15.INSURANCE    54
16.FORCE MAJEURE    56
17.REPRESENTATIONS, WARRANTIES & COVENANTS    56
18.TERMINATION EVENTS, DEFAULT & EARLY TERMINATION    60
19.INDEMNIFICATION & CLAIMS    68
20.LIMITATION ON DAMAGES    70
21.INFORMATION & INSPECTION RIGHTS    70
22.GOVERNING LAW & DISPUTES    71

i

(cont’d)
Page

23.ASSIGNMENT    74
24.NOTICES    75
25.NATURE OF THE TRANSACTION & RELATIONSHIP OF THE PARTIES    76
26.CONFIDENTIALITY    76
27.CHANGE IN LAW    77
28.MISCELLANEOUS    78

Schedules
Schedule A – Products List
Schedule B – Tank List
Schedule C – Product Benchmarks
Schedule D – Measurement Procedures
Schedule E – Maximum and Minimum Inventories
Schedule F – Roll Procedures
Schedule G – Monthly True-Up Amounts
Schedule H – [Reserved]
Schedule I – Settlement Dates
Schedule J – Differentials
Schedule K – Notices
Schedule L – FIFO Balance Final Settlements
Schedule M – Specified Unwind Costs and Inventory Internediation Roll Fees Example Calculation
Schedule N – Deferral Adjustment Determination Procedures
Schedule O – Reference Contract Change Procedures
Schedule P – Certain Additional Procedures for Reference Contract Changes

ii

(cont’d)
Page

Exhibits
Exhibit 1 – Step-in Bill of Sale
Exhibit 2 – Step-out Bill of Sale
Exhibit 3 – Daily and End of Month Inventory Report

iii

AMENDED AND RESTATED INVENTORY INTERMEDIATION AGREEMENT
This Amended and Restated Inventory Intermediation Agreement entered into on May 29, 2015, and effective as provided in Section 2 below, is between (i) J. Aron & Company, a New York general partnership whose principal place of business is located at 200 West Street, New York, NY 10282 (“Aron”), and (ii) PBF Holding Company LLC (“PBFH”) and, jointly and severally with its wholly-owned subsidiary, Delaware City Refining Company LLC, both Delaware limited liability companies who have a place of business located at One Sylvan Way, 2nd Floor, Parsippany, NJ 07054-3887 (“DCRC” and collectively with PBFH, “DCR”) (each of Aron and DCR are referred to individually as a “Party” or collectively as the “Parties”).
WHEREAS, DCR owns and operates a refinery located in Delaware City, Delaware (the “Refinery”) that processes and refines crude oil and other petroleum feedstocks to produce refined products;
WHEREAS, the Parties originally entered into an Inventory Intermediation Agreement, dated as of June 26, 2013, providing for (i) DCR sell to Aron, and Aron purchase from DCR (and thereafter that Aron sell to DCR, and DCR purchase from Aron), the refined products specified on Schedule A (the “Products”) and (ii) DCR to provide to Aron, and Aron to accept from DCR, certain Services associated with the above-referenced purchases and sales of Products, in each case upon the terms and conditions set forth therein (as from time to time amended prior to the date hereof, the “Original Agreement”); and
WHEREAS, the Parties wish to make further amendments to and extend the term of the Original Agreement by amending and restating the Original Agreement in its entirety as hereinafter set forth herein;
NOW, THEREFORE, in consideration of the premises and the conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Aron and DCR hereby agree that the Original Agreement is hereby amended and restated in its entirety as of the date hereof as follows:

1.	DEFINITIONS & CONSTRUCTION

1.1	Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below.
“AAA” has the meaning given in Section 22.4.
“AAA Rules” has the meaning given in Section 22.4.
“Acceptable Credit Support” means (i) cash collateral in U.S. Dollars, (ii) a letter of credit issued by an Acceptable Letter of Credit Issuer or (iii) any other cash collateral or credit support reasonably acceptable to Aron.
“Acceptable Letter of Credit Issuer” means a major U.S. commercial bank or a U.S. branch of a foreign bank which, at all times: (i) (a) satisfies all regulatory capital requirements applicable to it (including any individual regulatory capital requirements); (b) is “well capitalized” within the meaning of Section 38 of the Federal Deposit Insurance Act, as amended, or any successor statute, and any applicable regulations thereunder; and (c) has a senior unsecured credit rating of at least “A-” (or its then-current equivalent) by Standard & Poor’s Ratings Service (or any successor rating agency thereto) and at least “A3” (or its then-current equivalent) by Moody’s Investors Service, Inc. (or any successor rating agency thereto); or (ii) is otherwise reasonably acceptable to the Parties.
“Accepted Industry Practice” means those practices, methods, specifications and standards of safety and performance, as the same may be changed from time to time, as are commonly used in the operation and maintenance of refineries similar to the Refinery. “Accepted Industry Practice” contemplates the exercise of that degree of skill, care, diligence, prudence and foresight that would reasonably and ordinarily be expected under similar circumstances in the refining industry in the same type of undertaking under the same or similar circumstances. “Accepted Industry Practice” does not necessarily mean one particular practice, method, specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, specifications and standards.
“Actual Initial Inventory” has the meaning specified in Section 3.4.
“Actual Initial Inventory Purchase Price” has the meaning specified in Section 3.5.
“Actual Maximum Step-in Value” means the sum of, for each Product Group, the product of (i) the Actual Step-in Product Benchmark and (ii) the Maximum Inventory for such Product Group.
“Actual Setup Fee” has the meaning specified in Section 3.7.1.

“Actual Step-in Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Actual Step-out Inventory” has the meaning specified in Section 3.8.3.
“Actual Step-out Inventory Purchase Price” has the meaning specified in Section 3.8.2.
“Actual Step-out Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Additional Termination Event” means any of the events or circumstances specified as such in Section 18.2.
“Adversely Affected Party” has the meaning specified in Section 27.1.
“Adversely Tax Affected Party” has the meaning specified in Section 27.2.
“Affected Party” has the meaning specified in Section 18.2.
“Affiliate” means, in relation to either Party, any person controlled, directly or indirectly, by such Party, any person that controls, directly or indirectly, such Party, or any person, directly or indirectly, under common control with such Party. For purposes of this definition, “control” of any person or Party means ownership of a majority of the issued shares or voting power or control in fact of the person or Party.
“Aggregate Monthly Product True-Up Amount” has the meaning set forth on Schedule G.
“Agreement” or “this Agreement” means this Amended and Restated Inventory Intermediation Agreement and all Exhibits and Schedules hereto, which are incorporated herein, as may be amended, modified or supplemented from time to time in accordance with the terms hereof.
“Ancillary Costs” means all actual costs and expenses incurred as a result of the purchase, sale, storage, receipt, delivery, handling, loading, discharge, movement and blending of Products at the Refinery, the Tanks or any other Included Location pursuant to the terms and conditions of this Agreement, and all Taxes and charges imposed by any Governmental Authority on such costs and expenses. Notwithstanding the foregoing or any other terms or conditions in this Agreement or any other Transaction Document to the contrary, “Ancillary Costs” shall not include (i) Aron’s hedging costs, including those arising out of or related to the Aron Hedges, in connection with this Agreement or the transactions contemplated hereby (but such exclusion shall not affect the manner in which Specified Unwind Costs are otherwise addressed under the express terms and conditions of Section 3.8 or Section 18), (ii) any costs and expenses of any Independent Inspector or auditor used by Aron, (iii) either Party’s insurance expenses and (iv) any Excluded Taxes.

“API” means the American Petroleum Institute.
“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, directive, judgment, policy, decree or any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, including under any Environmental Law, in each case as may be applicable to either Party or either Party’s performance under this Agreement.
“Applicable Margin” has the meaning specified in the Fee Letter.
“Aron” has the meaning specified in the recitals hereto.
“Aron Hedges” means any transactions entered into by Aron with any person other than DCR or any of its Affiliates from time to time, including to hedge Aron’s exposure resulting from this Agreement, the Related Agreement or the Transaction Documents and Aron’s rights and obligations hereunder or thereunder.
“Aron Inventory” means the Products that Aron purchases from DCR under this Agreement and that Aron owns at the time in question.
“ASTM” means the American Society for Testing and Materials.
“Backup Certificate” has the meaning specified in Section 6.6.
“Bankrupt” means, with respect to a Party or its Guarantor, as the case may be, or in the case of DCR, PBF, that such person: (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding is not stayed or dismissed within 30 days; (v) passes a resolution for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger; (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets; (vii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature; (viii) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the foregoing events. The term “acquiescence,” as used in clause (ix) of this definition, means, as applicable, the failure to file a petition or motion to vacate or discharge a judicial order, judgment or decree applicable to any of the foregoing events within 30 days after entry of the same, or, as to other matters, that the applicable person’s board of directors (or similar governing body) authorizes the taking of the actions giving rise to such events.
“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et. seq.
“Bridging Agreement” means that certain Bridging Agreement dated as of the date of the Original Agreement by and between Aron, PBFH, PRCLLC and DCRC.
“Business Day” means a day on which banks are open for general commercial business in New York, New York; provided, however, that, solely for purposes of any pricing calculations or other purposes requiring quotes published by the NYMEX, “Business Day” means any day on which the NYMEX is open for trading.
“Change in Law” means the occurrence, after the Effective Date, of any of the following: (i) the adoption or taking into effect of any Applicable Law, (ii) any change in Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder issued in connection therewith or in implementation thereof and (b) all requests, rules, guidelines and directives promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall not be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Change in Law Notice” has the meaning specified in Section 27.1.
“Change in Tax Law Notice” has the meaning specified in Section 27.2.
“Change of Control” shall be deemed to have occurred upon:
(a) PBFH at any time ceases to own, directly or indirectly, 100% of the Equity Interests of PRCLLC, TRC or DCRC, other than a sale of TRC or PRCLLC expressly permitted pursuant to Section 6.06(a) of the Revolving Credit Agreement;
(b) the occurrence of both (A) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more of the Permitted Holders, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting

Stock of PBFH or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of PBFH and (B) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of PBFH (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of PBFH, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of PBFH; or
(c) the consummation of a change of control under any Material Indebtedness;
provided, however, that a transaction in which PBFH becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change in Control if (i) the members of PBFH immediately prior to such transaction become the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of PBFH or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of PBFH.
“Commencement Date” means 12:00:01 a.m. EPT on July 2, 2013.
“Commingled Quantities” has the meaning specified in Section 6.4.4.
“Confidential Information” has the meaning specified in Section 26.1.
“Confidentiality Agreement” has the meaning specified in Section 26.1.
“Consequential Steps” has the meaning specified in Section 27.1.
“Consequential Tax Steps” has the meaning specified in Section 27.2.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in PBFH or other portfolio companies.
“Corresponding Futures” means, *****.

“Credit Agreement” means (i) any present or future material extension of credit for borrowed money, credit facility, guaranty, loan or indenture to or for DCR, (ii) any material obligation of DCR (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money, or any guaranty of DCR’s obligations with any bank, financial or lending institution, bond or note issuer, indenture trustee, guarantor, underwriter or any other similar person, in each case, in respect of indebtedness for borrowed money in an outstanding amount in excess of $60,000,000 and (iii) the Revolving Credit Agreement.
“Daily Net Volume” has the meaning specified in Section 12.1.1.
“Daily Report of Inventory Volumes” has the meaning specified in Section 6.3.
“DCR” has the meaning specified in the recitals hereto.
“DCRC” has the meaning specified in the recitals hereto.
“Default Early Termination Margin” has the meaning specified in the Fee Letter.
“Defaulting Party” has the meaning specified in Section 18.3.
“Delaware Tax Change in Law” has the meaning specified in Section 27.2.
“Designated Affiliate” means, in the case of Aron: Goldman, Sachs & Co; and, in the case of DCR: PBFH and PBF.
“Differential” means, for each Product Benchmark, the amount added to or subtracted from the reference pricing source to determine such Product Benchmark. The Differentials applicable during the Term, as shall be set forth on Schedule J, may be adjusted from time to time pursuant to Section 4.3.
“Differential Adjustment Amount” has the meaning specified on Schedule N.
“Differential Adjustment Month” means a Scheduled Differential Adjustment Month, a RC Differential Adjustment Month or an Optional Differential Adjustment Month.
“Early Termination Date” has the meaning specified in Section 18.3.3.
“Early Termination Fee” has the meaning specified in Section 3.8.8.
“Early Termination Margin” has the meaning specified in the Fee Letter.
“Effective Date” has the meaning specified in the Original Agreement.
“Environmental Law” means any law or policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.
“EPA” means the United States Environmental Protection Agency.
“EPT” means Eastern Prevailing Time.
“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued hereafter, but excluding debt securities convertible or exchangeable into such equity.
“Equity Investors” shall mean Sponsor, its Controlled Investment Affiliates (other than PBFH and its Subsidiaries) and one or more other investors (which other investors are reasonably satisfactory to Aron).
“Estimated Initial Inventory” has the meaning specified in Section 3.1.
“Estimated Initial Inventory Purchase Price” has the meaning specified in Section 3.2.
“Estimated Step-in Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Estimated Step-out Inventory” has the meaning specified in Section 3.8.2.
“Estimated Step-out Inventory Purchase Price” has the meaning specified in Section 3.8.2.
“Estimated Step-out Payment Amount” has the meaning specified in Section 3.8.5.
“Estimated Step-out Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Event of Default” means any of the events or circumstances specified as such in Section 18.1.

“Excess Inventory Level” means a Target Product Inventory designated by DCR for any Product Group as of the last day of any whole or partial month that exceeds the Maximum Inventory as set forth on Schedule E for such Product Group.
“Excess Quantities” means any quantities of the relevant Product Group that exceed the Maximum Inventory (as may be adjusted pursuant to Section 6.4) for such Product Group.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means (i) any tax imposed on or measured by net profits or gross or net income (excluding, for the avoidance of doubt, any transaction taxes such as sales, use or similar taxes that are based upon gross revenues received only from the sale of Products pursuant to the terms and conditions of this Agreement, except for any Excluded Taxes of the type set forth in clause (ii)), (ii) any gross receipts tax pursuant to Title 30 of the Delaware Code as in effect from time to time, or any similar taxes such as any taxes imposed on or measured by gross earnings, gross receipts or similar taxes that are based upon gross receipts, gross earnings or gross revenues as set forth in Section 14.2; (iii) any tax measured by capital value or net worth, whether denominated as franchise taxes, doing business taxes, capital stock taxes or the like; (iv) business license or franchise taxes or registration fees; (v) any tax incurred by a Party for activities not required to be undertaken pursuant to the express terms and conditions of this Agreement; or (vi) in the case of Aron, any taxes imposed with respect to any transactions that are not Specified Transactions.
“Facility” has the meaning specified in Section 9.7.1.
“Fee Letter” means that certain letter agreement between Aron and PBFH, dated of even date herewith, pursuant to which the Parties have set forth the amounts relating to certain fees payable hereunder.
“Final Inventory Quantity Report” has the specified in Schedule D.
“Force Majeure Event” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs, whether or not such labor difficulty could be settled by acceding to any demands of any such labor group; accidents at, closing of or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of or explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have avoided or overcome.
“Governmental Authority” means any federal, state or local governmental body, agency, instrumentality, authority or person established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body or any person purporting to act therefor, port authority or any stock or commodity exchange or similar self-regulatory body or supervisory authority having appropriate jurisdiction.
“Guarantor” means, as to DCR, each of TRC and PRCLLC, and as to Aron, The Goldman Sachs Group, Inc.
“Guaranty” means as to DCR, that certain Guaranty Agreement dated as of the Effective Date made by TRC and PRCLLC in favor of Aron, and as to Aron, that certain Guaranty dated as of the Effective Date made by The Goldman Sachs Group, Inc. in favor of PBFH and DCRC.
“Hazardous Substances” means any explosive or radioactive substances or wastes and any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.
“ICE” means the U.S. and European futures exchanges operated by ICE Futures U.S., Inc. and ICE Futures Europe.
“Included Locations” means (i) the Tanks and (ii) any other storage location that the Parties hereafter mutually agree shall be an Included Location pursuant to Section 4.6.
“Indemnified Party” has the meaning specified in Section 19.3.
“Indemnifying Party” has the meaning specified in Section 19.3.
“Independent Inspector” means a U.S. Customs & Border Protection bonded, ISO-accredited, independent person acceptable to both Parties that performs sampling, quality analysis and quantity determinations of the Products purchased by a Party under this Agreement.

“Initial Inventory” means, for each Product Group, the total volumes of Products in such Product Group located in situ in the Included Locations to be sold by DCR to Aron pursuant to this Agreement as of the Commencement Date (but not including any then-existing Excess Quantities).
“Initial Purchase True-Up Date” has the meaning specified in Section 3.6.
“Initial Term” has the meaning specified in Section 2.1.
“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Effective Date by and among Aron, UBS AG, Stamford Branch, PBFH, DCRC, PRCLLC, TRC and the other parties thereto.
“Interim Net Payment Amount” has the meaning specified in Section 12.1.2.
“Inventory Intermediation Roll Fee” has the meaning specified on Schedule G.
“Inventory Volumes” has the meaning specified in Section 6.3.
“Liabilities” means any and all claims, demands, suits, losses, expenses, damages, charges, fines, penalties, assessments, interest and costs of any kind (including reasonable out-of-pocket, documented attorneys’ fees, court costs and other disbursements), causes of action and liabilities of every type and character, including personal injury or death to any person or loss or damage to any personal or real property, and any liabilities directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any liabilities with respect to Environmental Laws.
“LIBOR” means, as of the date of any determination, the London Interbank Offered Rate for three-month U.S. dollar deposits appearing on Page 3750 of the Telerate screen (or any successor page) at approximately 11:00 a.m. (London time). If such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen or its successor), LIBOR shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as the Parties, acting reasonably, select. LIBOR shall be established on the last Business Day of a calendar quarter and shall be in effect for the following three months in the next calendar quarter.
“Lien” means any lien, pledge, mortgage, claim, charge, encumbrance or other security interest of any nature whatsoever that, in each case, secures any obligation of any person or any other agreement or arrangement having a substantially similar effect.
“Material Adverse Change” means, (i) as to DCR or its Guarantor, that Aron shall have reasonable grounds for insecurity with respect to DCR’s ability to perform all of its current and future obligations (whether actual or contingent) under this

Agreement or the other Transaction Documents or its Guarantor’s ability to perform all of its current and future obligations (whether actual or contingent) under its Guaranty and (ii) as to Aron or its Guarantor, *****; provided, however, that none of the following shall constitute a “Material Adverse Change”: any condition, circumstance, event, change or effect or combination thereof (1) arising from or relating to changes of laws that are not specific to the business of DCR or its Guarantor or Aron or its Guarantor, as applicable or markets in which DCR or its Guarantor or Aron or its Guarantor, as applicable, operates; (2) arising from or relating to the transactions contemplated by this Agreement or the taking of any action in accordance with this Agreement; (3) arising from or relating to changes in economic, political or regulatory conditions generally affecting the U.S. economy as a whole, except to the extent such change has a disproportionate effect on DCR or its Guarantor or Aron or its Guarantor, as applicable, relative to other industry participants; (4) arising from or relating to changes in financial, banking or securities markets generally affecting the U.S. economy as a whole (including any disruption of any of the foregoing markets, any change in currency exchange rates, any decline in the price of any security or any market index and any increased cost of capital or pricing related to any financing), except to the extent such change has a disproportionate effect on DCR or its Guarantor or Aron or its Guarantor, as applicable, relative to other industry participants; and (5) arising from or relating to, or effects of, any seasonal fluctuations in the business of DCR or its Guarantor or Aron or its Guarantor, as applicable, except to the extent such change has a disproportionate effect on DCR or its Guarantor or Aron or its Guarantor, as applicable, relative to other industry participants.
“Material Indebtedness” shall have the meaning specified in the Revolving Credit Agreement.
“Maximum Inventory” means, for each Product Group, the aggregate number of barrels indicated on Schedule E (except as otherwise provided in Section 6.4).
“Minimum Inventory” means, for each Product Group, the aggregate number of barrels indicated on Schedule E.
“Monthly Average Daily Product Inventory” means, for each Product Group during any whole or partial month, the average of the Inventory Volumes for each day in such whole or partial month; provided that if the average so determined is less than the applicable Minimum Inventory for such Product Group, the Monthly Average Daily Product Inventory for such Product Group shall be deemed to be equal to the Minimum Inventory for such Product Group.
“Monthly Ending Product Inventory” means the aggregate volume of each Product Group, subject to any Maximum Inventory as applicable hereunder, owned by Aron and held in the Included Locations at 11:59:59 p.m. EPT on the last day of each whole or partial month during the Term, as determined by DCR as of such time pursuant to Section 6.3 with regard to the Products in the Included Locations, such aggregate volume being the volume of the Aron Inventory as of such time.
“Monthly Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Monthly True-Up Payment” has the meaning specified in Section 12.5.
“Monthly True-Up Statement” means a statement showing the net Monthly True-Up Payment for the associated month, together with appropriate supporting documentation.
“MSCG” means Morgan Stanley Capital Group Inc. (or one of its Affiliates or its other designee).
“Non-Affected Party” has the meaning specified in Section 27.1.
“Non-Performing Party” means either the Affected Party or the Defaulting Party.
“NYMEX” means the New York Mercantile Exchange.
“Optional Differential Adjustment Month” has the meaning specified in 4.3.3.
“Outside Activities” has the meaning specified in Section 17.4.
“Party” and “Parties” have the meanings specified in the recitals hereto.
“Payment Direction Letter” means that certain letter agreement dated as of the Effective Date regarding “Payment Direction Instruction Regarding Inventory Sale Agreement” by and among PBFH, MSCG and Aron.
“PBF” means PBF Energy Inc.
“PBFH” has the meaning specified in the recitals hereto.
“Performing Party” has the meaning specified in Section 18.3.
“Permitted Holders” shall mean each of (i) the Equity Investors and (ii) current and former members of management of PBFH (or its direct or indirect parent companies) who hold of Equity Interests of PBFH (or any of its direct or indirect parent companies) and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Equity Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of PBFH or any of its direct or indirect parent companies. For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
“PRCLLC” means Paulsboro Refining Company LLC.
“Product Benchmarks” means, for each Product Group, the pricing benchmarks (in each case comprised of a price based on a reference pricing source, plus or minus a Differential (if any) set forth with respect to each applicable Product Benchmark on Schedule J) listed on and determined in accordance with Schedule C, which consist of: the benchmark to be used for purposes of Section 3.2 (the “Estimated Step-in Product Benchmark”), the benchmark to be used for purposes of Section 3.5 and the definition of “Actual Maximum Step-in Value” (the “Actual Step-in Product Benchmark”), the benchmark to be used for purposes of Section 12.1.1(i)(2) (the “Weekly Product Benchmark”), the benchmark to be used for purposes of Schedule G (the “Monthly Product Benchmark”), the benchmark to be used for purposes of Section 3.8.2(i) (the “Estimated Step-out Product Benchmark”) and the benchmark to be used for purposes of Section 3.8.2(iii) (the “Actual Step-out Product Benchmark”).
“Product Group” means each of the “Product Groups” specified with respect to each applicable Product on Schedule A.
“Production Week” has the meaning specified on Schedule C.
“Products” has the meaning specified in the recitals hereto.
“RC Change Adjustment” has the meaning specified in Schedule P.

“RC Differential Adjustment Month” means any month during which a Reference Contract Change is to be effected with respect to one or more Product Groups.
“Receiving Party” has the meaning specified in Section 18.1.5.
“Reference Contract” means, with respect to each Product Group, the futures contract that is used in calculating the Product Benchmarks for such Product Group as listed on Schedule C.
“Reference Contract Change” has the meaning specified in Section 4.5.1.

“Refinery” has the meaning specified in the recitals hereto.
“Related Agreement” means the Amended and Restated Inventory Intermediation Agreement dated as of the date hereof by and among PRCLLC, PBFH and Aron (as the same may be amended, restated, supplemented or otherwise modified from time to time).

“Renewal Term” has the meaning specified in Section 2.2.
“Representatives” means a Party’s or any of its Affiliates’ directors, officers, employees, personnel, auditors, consultants, banks, financial advisors or legal advisors; provided that in no event shall (i) DCR or any of its Affiliates, directors, officers, employees, personnel, auditors, consultants, banks, financial advisors or legal advisors be deemed to be Representatives of Aron for purposes of this Agreement or any other Transaction Document or (ii) Aron or any of its Affiliates, directors, officers, employees, personnel, auditors, consultants, banks, financial advisors or legal advisors be deemed to be Representatives of DCR for purposes of this Agreement or any other Transaction Document.
“Required Permits” means any license authorization, certification, filing, recording, permit, waiver, exception, variance, franchise, order or other approval with or of any governmental authority pertaining or relating to the operation of the Refinery or the Tanks.
“Required Storage Arrangements” mean such designations and other binding contractual arrangements pursuant to which DCR shall provide Aron with DCR’s (and/or its Affiliates’) full right to use the third-party storage tanks and related facilities covered by such contractual arrangements in the event any other third-party locations are added as Included Locations pursuant to Section 5.
“Restatement Effective Date” means, assuming the due execution of this Agreement by each Party’s authorized representative, July 1, 2015 as of 12:00:01 a.m. EPT on such date.
“Revolving Credit Agreement” means that certain Third Amended and Restated Revolving Credit Agreement dated as of August 15, 2014 by and among PBFH, DCRC, TRC and PRCLLC as Borrowers and the other parties thereto, as the same may be amended, restated, replaced, refinanced, supplemented, superseded or otherwise modified from time to time.
“Roll Cutoff Date” has the meaning specified in Schedule F.
“Scheduled Differential Adjustment Month” means the third month of each calendar quarter (except for the final month of the Term).
“SEC” means the Securities and Exchange Commission.
“Services” means the (i) receipt into the Tanks of Products that are purchased by Aron at the inlet flange of a Tank, (ii) storage and handling of the Aron Inventory, (iii) withdrawal of Aron Inventory from the Tanks for sale at the outlet flange of a Tank, (iv) gauging of Aron Inventory, (v) accounting for and providing reports with respect to Aron Inventory and customary record keeping, each in accordance with

DCR’s existing accounting and reporting procedures and (vi) all other ancillary services, as more fully described in Section 9.
“Settlement Amount” has the meaning specified in Section 18.5.1.
“Setup Fee Rate” has the meaning specified in the Fee Letter.
“Specified Early Termination Fee” has the meaning specified in Section 3.8.7.
“Specified Early Termination Margin” has the meaning specified in the Fee Letter.
“Specified Indebtedness” has the meaning specified in Section 17.3.3.
“Specified Period” has the meaning specified on Schedule F.
“Specified Transaction” means (a) any transaction entered into by and between Aron (or any of its Designated Affiliates) and DCR (or any of its Designated Affiliates) (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, exchange transaction, securities lending transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments or economic indices or measures of economic risk or value, (b) any transaction entered into by and between Aron (or any of its Designated Affiliates) and DCR (or any of its Designated Affiliates) of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any other similar form of master agreement and (c) any combination of the foregoing transactions.
“Specified Transaction Close-Out Amount” has the meaning specified in Section 18.4.
“Specified Unwind Costs” means, *****.

“Sponsor” shall mean First Reserve Corporation, the Blackstone Group, and each of their respective Affiliates.
“Step-in Bill of Sale” means a document substantially in the form attached hereto as Exhibit 1.
“Step-out Bill of Sale” means a document substantially in the form attached hereto as Exhibit 2.
“Step-out Date” has the meaning specified in Section 3.8.1.
“Step-out Inventory” has the meaning specified in Section 3.8.2.
“Step-out Payment Amount” has the meaning specified in Section 3.8.4.
“Step-out Reconciliation Statement” has the meaning specified in Section 3.8.6.
“Tanks” means each of the tanks located at the Refinery and made available to Aron pursuant to this Agreement as listed on Schedule B, which specifies the characteristics of each tank, as may be changed from time to time pursuant to Section 6.4.5(ii) or Section 9.
“Target Cutoff Date” has the meaning specified on Schedule F.
“Target Product Inventory” means, for any whole or partial month during the Term, for each Product Group, an estimate of the aggregate quantities of such Product Group that DCR expects to be held in the Included Locations as of the last day of such whole or partial month; provided that the aggregate amount of such estimate shall, for purposes of this Agreement only, not exceed the Maximum Inventory for such Product Group (as the same may be adjusted from time to time in accordance with the terms of Section 6.4); provided, further, that it is understood and agreed that the actual physical inventory of any Product, Product Group or all Products in the aggregate will not be subject to the Minimum Inventory or Maximum Inventory (or any other minimum or maximum amount) and may differ substantially from the amount of the Target Product Inventory.
“Tax Non-Affected Party” has the meaning specified in Section 27.2.
“Taxes” means any and all federal, state and local taxes, duties, fees and charges of every description, including all motor fuel, excise, gasoline, aviation fuel, special fuel, diesel, environmental, spill and sales and use taxes, however designated, paid or incurred with respect to the purchase, storage, exchange, use, transportation, resale, importation or handling of the Products, and any interest or penalties thereon; provided, however, that “Taxes” does not include any Excluded Taxes.
“Term” means the Initial Term and the Renewal Term, if applicable.

“Termination Amount” has the meaning specified in Section 18.6.
“Termination Event” means an Event of Default or an Additional Termination Event.
“Total Weekly Product Value” has the meaning specified in Section 12.1.1.
“Trading Day” means, as applicable depending upon the Reference Contract, any day that the NYMEX or ICE is open for trading.
“Transaction Documents” means this Agreement, the Intercreditor Agreement, the Step-in Bill of Sale, the Step-out Bill of Sale, the Fee Letter, the Guaranties, the Bridging Agreement and any confirmations or other writings or communications that document the sales of Products from DCR to Aron or the sales of Products from Aron to DCR.
“TRC” means Toledo Refining Company LLC.
“UCC” means the New York Uniform Commercial Code.
“Unpaid Amounts” means any amounts owed by one Party to another Party under this Agreement that have not been paid as of the date of determination.
“Volume Determination Procedures” means DCR’s ordinary procedures for determining the volume of Product held in any Tank at a designated time, including the use of daily tank gauging reports, meter readings and meter tickets (if applicable), other relevant Refinery measurements and/or any other method in accordance with Accepted Industry Practice.
“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors (or equivalent governing body) of such person.
“Weekly Net Volume” has the meaning specified in Section 12.1.1.
“Weekly Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Weekly Product Value” has the meaning specified in Section 12.1.1.

1.2	Interpretation. Unless the context otherwise requires or except where specifically stated otherwise, in this Agreement:

1.2.1	words using the singular or plural number also include the plural or singular number, respectively;

1.2.2	references to any Party shall be construed as a reference to such Party’s successors in interest and permitted assigns;

1.2.3	references to a provision of Applicable Law or Applicable Laws are references to that provision or Applicable Laws generally, as may be amended, extended or re-enacted from time to time;

1.2.4
references to “days,” “months” and “years” mean calendar days, months and years, respectively, and a “day” consists of the 24-hour period commencing at 12:00:00 a.m. EPT and ending on 11:59:59 EPT on that day;

1.2.5	references to “dollars” or “$” mean U.S. dollars;

1.2.6
the (i) volumes of record for purposes of this Agreement shall be in barrels (i.e., 42 net U.S. gallons, measured at 60° F) and (ii) prices of record for purposes of this Agreement shall be in dollars per barrel or dollars per gallon, as applicable;

1.2.7
references to “Exhibits,” “Sections” and “Schedules” in this Agreement, or to a provision contained therein, shall be construed as references to the Exhibits, Sections and Schedules of this Agreement, as may be amended, modified or supplemented from time to time in accordance with the terms hereof;

1.2.8
References to any agreement or other document or to a provision contained in any of those shall be construed, at the particular time, as a reference to it as it may then have been amended, supplemented, modified, superseded, replaced, refinanced, assigned, novated and/or waived by the counterparties thereto in accordance with its terms from time to time;

1.2.9	references to “assets” include present and future properties, revenues and rights of every description;

1.2.10	references herein to “consent” mean, unless otherwise specified, the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned;

1.2.11	the terms “hereof,” “herein,” “hereby,” “hereto” and similar words refer to this entire Agreement and not any particular Exhibit, Section, subsection, Schedule or subdivision of this Agreement;

1.2.12	the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import;

1.2.13	references to a “judgment” include any order, injunction, determination, award or other judicial or arbitral measure in any jurisdiction;

1.2.14
the example calculations set forth in the Schedules hereto shall not be construed as creating any duty or obligation of the Parties; such examples are for illustrative purposes only and do not take precedence over any terms or conditions set forth in the remainder of this Agreement;

1.2.15	references to “obligations” shall be construed to mean a Party’s prompt and complete performance of its covenants and obligations required pursuant to this Agreement; and

1.2.16
references to any “person” include any natural person, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, estate, association, partnership, statutory body, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

1.3
If there is any ambiguity, inconsistency, discrepancy or conflict between this Agreement and any other Transaction Document, this Agreement shall govern and prevail (except if the ambiguity, inconsistency, discrepancy or conflict is with respect to the Intercreditor Agreement, in which case the Intercreditor Agreement will govern and prevail).

1.4
Unless otherwise specified, in computing any period of time under this Agreement the day of the act, event or default from which such period begins to run shall be day “zero” and not included. If the last day of the period so computed is not a Business Day then, unless this Agreement provides otherwise, the period shall run until the end of the next Business Day.

1.5
The provisions of this Agreement shall be construed in accordance with the natural meanings of their terms. The Parties agree that each has had the opportunity to review the terms and provisions of this Agreement with counsel of its choosing and to negotiate any desired changes or clarifications and that the terms of this Agreement will not be interpreted against one Party or the other on the ground that such Party drafted or revised a particular provision. Instead, in the event of any ambiguity, this Agreement will be interpreted in accordance with the intent of the Parties as evidenced by the Agreement, taken as a whole.

2.	TERM & EARLY TERMINATION

2.1
Initial Term. Subject to Section 2.8 below, this Agreement shall be effective as of the Restatement Effective Date The Parties acknowledge and agree that (i) the Original Agreement became effective on June 26, 2013, (ii) the Commencement Date occurred, (iii) the Inventory Volumes at the end of the Initial Term as defined in the Original Agreement will carryover to the effective time of this Agreement, (iv) all conditions precedent and all other provisions related to the inception of the Original Agreement even if repeated in this Agreement have previously been satisfied or waived, and (v) the Actual Setup Fee has been paid. This Agreement constitutes a continuation of the term of the Original Agreement under the amended and restated terms hereof, which term shall continue from the Restatement Effective Date until July 1, 2017 at 11:59:59 p.m. EPT (the “Initial Term”); provided, however, that this Agreement is subject to earlier termination as provided in Sections 2.3, 2.4 and 2.5.

2.2
Renewal Term. As of the expiration of the Initial Term, DCR and Aron may, by mutual agreement and no less than 180 days prior to the expiration of the Initial Term, renew this Agreement for one additional one-year term until July 1, 2018 at 11:59:59 p.m. EPT (or such longer term as may be agreed to by DCR and Aron) (the “Renewal Term”).

2.3
Specified Early Termination Rights. In addition to the termination rights in Section 2.4 and 2.5, DCR may, at its option and in its sole discretion, by providing no less than 60 days’ prior written notice to Aron, to be effective at 11:59:59 p.m. EPT on January 1, 2016 or, if later, at 11:59:59 p.m. EPT on the first day of the month immediately following the month during which such 60-day notice period expires (unless such 60-day notice period expires on the first day of a month, in which event such termination will be effective on such day) (but no later than July 1, 2016), terminate this Agreement, in which case this Agreement shall terminate in its entirety and the Specified Early Termination Fee will be due and payable by DCR to the extent applicable as set forth in Section 3.8.7 as part of the Step-out Payment Amount; provided that such termination notice shall not be effective unless (i) PRCLLC (with PBFH) has concurrently elected to exercise its right to terminate the Related Agreement pursuant to Section 2.3 thereof (in which case, the Specified Early Termination Fee as provided for thereunder would become due) or (ii) Aron has agreed to the continuation of the Related Agreement following such early termination of this Agreement (in which case, no “Specified Early Termination Fee” will be due under this Agreement or pursuant to Section 2.3 of the Related Agreement at such time).

2.4
General Early Termination Right. In addition to the termination rights in Section 2.3 and 2.5, DCR may, at its option and in its sole discretion, by providing no less than 60 days’ prior written notice to Aron, to be effective at 11:59:59 p.m. EPT on July 1, 2016 or, if later, at 11:59:59 p.m. EPT on the first day of the month immediately following the month during which such 60-day notice period expires (unless such 60-day notice period expires on the first day of a month, in which event such termination will be effective on such day), terminate this Agreement, in which case this Agreement shall terminate in its entirety and the Early Termination Fee will be due and payable by DCR to the extent applicable as set forth in Section 3.8.8 as part of the Step-out Payment Amount; provided that such termination notice shall not be effective unless (i) PRCLLC (with PBFH) has concurrently elected to exercise its right to terminate the Related Agreement pursuant to Section 2.4 thereof (in which case, the Early Termination Fee as provided for thereunder would become due to the extent applicable) or (ii) Aron has agreed to the continuation of the Related Agreement following such early termination of this Agreement (in which case, no “Early Termination Fee” will be due under this Agreement or pursuant to Section 2.4 of the Related Agreement at such time).

2.5	Termination Right Upon Aron Transaction. *****.

2.6	Conditions to Commencement.

2.6.1
Conditions to Obligations of Aron. The obligations of Aron contemplated by this Agreement shall be subject to satisfaction by DCR of the following conditions precedent on and as of the Commencement Date:

(i)    DCR shall have duly executed the Step-in Bill of Sale;
(ii)    PRCLLC and PBFH shall have duly executed the Related Agreement and all other conditions to Aron’s obligations thereunder shall have been satisfied;
(iii)    DCR and PRCLLC shall have duly executed the Bridging Agreement;
(iv)    DCR shall have delivered its Guaranty to Aron;
(v)    The Administrative Agent to the Revolving Credit Agreement, PBFH, DCRC, PRCLLC and TRC shall have duly executed the Intercreditor Agreement;
(vi)    MSCG shall have duly executed the Payment Direction Letter;
(vii)    DCR shall have delivered to Aron a certificate signed by the Secretary or an Assistant Secretary of PBFH certifying (a) the incumbency and signatures of the officers of each of PBFH and DCRC executing this Agreement and (b) the accuracy and completeness of the resolutions of PBFH’s and DCRC’s board authorizing the execution, delivery and performance of this Agreement and any other documents executed and delivered by PBFH or DCRC hereunder;
(viii)    No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened in writing, nor shall any order, judgment or decree have been issued by any Governmental Authority as of the Commencement Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement;

(ix)    The Refinery and the Tanks shall not have been affected adversely by any casualty loss or damage, whether or not covered by insurance, unless such loss or damage would not be a Material Adverse Change with respect to the usual, regular and ordinary operations of the Refinery or the provision of the Services;
(x)    DCR shall have delivered to Aron insurance certificates evidencing the effectiveness of the insurance policies required of DCR pursuant to Section 15;
(xi)    All representations and warranties of DCR contained herein shall be true and correct in all material respects on and as of the Commencement Date; and
(xii)    DCR shall have delivered to Aron proper notification, exemption or resale certificates or direct pay permits as may be required pursuant to Section 14.1.

2.6.2
Conditions to Obligations of DCR. The obligations of DCR contemplated by this Agreement shall be subject to satisfaction by Aron of the following conditions precedent on and as of the Commencement Date:

(i)    Aron shall have duly executed the Step-in Bill of Sale;
(ii)    Aron shall have duly executed the Related Agreement and all other conditions to PRCLLC’s (with PBFH) obligations therein shall have been satisfied;
(iii)    Aron shall have duly executed the Bridging Agreement;
(iv)    Aron shall have delivered its Guaranty to DCR;
(v)    MSCG shall have duly executed the Payment Direction Letter;
(vi)    All representations and warranties of Aron contained herein shall be true and correct in all material respects on and as of the Commencement Date;
(vii)    Aron shall have delivered satisfactory evidence of its Internal Revenue Service Form 637;
(viii)    No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened in writing, nor shall any order, judgment or decree have been issued by any Governmental Authority as of the Commencement Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement;

(ix)    The Refinery and the Tanks shall not have been affected adversely by any casualty loss or damage, whether or not covered by insurance, unless such loss or damage would not be a Material Adverse Change with respect to the provision of Services; and
(x)    Aron shall have delivered to DCR proper notification, exemption or resale certificates or direct pay permits as may be required pursuant to Section 14.1.

2.7	Deliveries Concurrent with Amendment and Restatement of Original Agreement. In connection and concurrently with the execution by the Parties of this Agreement,

2.7.1	the parties to the Related Agreement shall have entered into an amendment and restatement thereof identical in all material respects to this Agreement;

2.7.2	the parties to the Fee Letter shall have entered into an amendment and restatement thereof adjusting the Applicable Margin;

2.7.3
Aron shall have received amendments or other written confirmations satisfactory to Aron confirming that each Guaranty in favor of Aron covers obligations under this Agreement and the Related Agreement; and

2.7.4
DCR shall have received amendments or other written confirmations satisfactory to DCR confirming that each Guaranty in favor of PBFH and its Affiliates covers obligations under this Agreement and the Related Agreement.

2.8
Status of Original Agreement. The Parties acknowledge that the Original Agreement shall continue in effect until the Restatement Effective Date hereunder; provided that (i) DCR agrees that it shall not exercise any early termination rights under Section 2.3 or 2.4 of the Original Agreement, (ii) no Step-out Date shall occur under the Original Agreement and (iii) to the extent applicable, all calculations and determinations under the Original Agreement shall be made as if the Initial Term thereunder is the Initial Term as defined in Section 2.1 above.

3.	SALE OF INITIAL INVENTORY AND REPURCHASE OF ENDING INVENTORY

3.1
Estimated Initial Inventory (Estimated Step-in Inventory). On Thursday, June 27, 2013, DCR shall prepare its good faith estimate of the Initial Inventory to be sold by DCR to Aron hereunder as of the Commencement Date (the “Estimated Initial Inventory”) based on the volumes held in the Included Locations as of 11:59:59 p.m. EPT on Wednesday, June 26, 2013, and shall deliver a written statement thereof to Aron by 5:00:00 p.m. EPT on Thursday, June 27, 2013.

3.2
Initial Purchase (Initial Step-in Purchase). On the Commencement Date, and subject to satisfaction of the conditions set forth in Section 2.6.1, Aron agrees to purchase the Initial Inventory from DCR, subject to Section 3.5, based on the sum of, for each Product Group, the product of (a) the Estimated Step-in Product Benchmark applicable to each Product Group and (b) the Estimated Initial Inventory (based on the statement delivered by DCR) (the “Estimated Initial Inventory Purchase Price”).

3.3
Payment for Estimated Initial Inventory (Initial Step-in Payment). Promptly after the opening of financial markets in New York, New York on the Commencement Date, and subject to satisfaction of the conditions set forth in Section 2.6.1, Aron shall pay *****% of the Estimated Initial Inventory Purchase Price to DCR by wire transfer of immediately available funds; provided, however, that DCR may, at its election, direct that all or a portion of the Estimated Initial Inventory Purchase Price be paid to MSCG on DCR’s behalf in accordance with the Payment Direction Letter, and the Parties agree to use commercially reasonable efforts to coordinate the respective timing of payments made pursuant to the Payment Direction Letter; provided, further, for the avoidance of doubt, title to the Initial Inventory shall pass from DCR to Aron, consistent with DCR’s warranty of title set forth in Section 11.1.1 and at and as of the time specified in the definition of the Commencement Date, subject to DCR’s confirmation of receipt of funds in an amount equal to such Estimated Initial Inventory Purchase Price.

3.4
Determination of Actual Initial Inventory (Actual Step-in Inventory). The Parties shall determine the actual volumes of the Initial Inventory sold by DCR to Aron hereunder as of the Commencement Date (the “Actual Initial Inventory”) in accordance with the procedures set forth in Schedule D. The Final Inventory Quantity Report shall thereafter be delivered to the Parties pursuant to the procedures set forth in Schedule D.

3.5
Initial Purchase True-Up (Step-in True-Up). No later than 5:00 p.m. EPT on the fifth Business Day after the delivery of the Final Inventory Quantity Report pursuant to the procedures set forth in Exhibit D, Aron shall deliver a written statement to DCR showing a calculation of the sum of, for each Product Group, the product of (i) the Actual Initial Inventory (based on the Final Inventory Quantity Report) and (ii) the Actual Step-in Product Benchmark applicable to each such Product Group (the “Actual Initial Inventory Purchase Price”). If (a) the amount of the Actual Initial Inventory Purchase Price exceeds the amount of the Estimated Initial Inventory Purchase Price, then Aron shall pay to DCR the amount of the resulting excess and (b) the amount of the Actual Initial Inventory Purchase Price is less than the amount of the Estimated Initial Inventory Purchase Price, then DCR shall pay to Aron the absolute value of the resulting difference, in each case pursuant to Section 3.6.

3.6
Payment of Initial Purchase True-Up (Payment of Step-in True-Up). No later than 5:00:00 p.m. EPT on the Initial Purchase True-Up Date, Aron or DCR, as applicable, shall pay the amount calculated as due and payable thereunder to the other Party by wire transfer of immediately available funds. If such amount is owed to DCR then DCR may, at its election, direct that all or a portion of such amount be paid by Aron to MSCG on DCR’s behalf in accordance with the Payment Direction Letter. If such amount is owed to Aron then DCR may, at its election, direct that all or a portion of such amount be paid by MSCG to Aron on DCR’s behalf and Aron agrees to accept such payment in accordance with the Payment Direction Letter. In the case of each of the foregoing payment obligations under this Section 3.6, the Parties agree to use commercially reasonable efforts to coordinate the respective timing of payments made pursuant to the Payment Direction Letter. For purposes hereof, the “Initial Purchase True-Up Date” means the earlier of (i) the third Business Day following the delivery of Aron’s written statement to DCR under Section 3.5 and (ii) such other date as the Parties may mutually agree.

3.7	Arrangement Fee.

3.7.1
Concurrently with the calculation of Actual Initial Inventory Purchase Price under Section 3.5, Aron shall calculate the actual setup fee due in connection herewith (the “Actual Setup Fee”), which shall be equal to the product of the Setup Fee Rate and the Actual Maximum Step-in Value.

3.7.2
No later than 12:00:00 p.m. EPT on the third Business Day following the delivery of Aron’s written statement to DCR under Section 3.5, subject to the consummation of the transactions set forth in Section 3.3 and concurrently with the payment (if any) required to be made pursuant to Section 3.6, DCR shall pay the Actual Setup Fee to Aron by wire transfer of immediately available funds.

3.8	Purchase Upon Termination or Expiration (Step-out).

3.8.1
Upon the termination or expiration of this Agreement for any reason other than as a result of a Termination Event (the effective date of such termination or expiration being the “Step-out Date”), the Parties covenant and agree to proceed as provided in this Section 3.8; provided that (x) the terms of this Agreement applicable to any continuing obligations shall continue in effect following the Step-out Date until all obligations are finally settled as contemplated by this Section 3.8 and (y) the provisions of this Section 3.8 shall in no way limit the rights and remedies which the Performing Party may have as a result of a Termination Event, whether pursuant to Section 18 or otherwise.

3.8.2	DCR agrees to purchase from Aron all Aron Inventory located in situ in the Included Locations and owned by Aron on the Step-out Date (the “Step-out Inventory”), as follows:

(i)    DCR shall prepare its good faith estimate of the Step-out Inventory (for each Product Group) to be sold by Aron to DCR hereunder as of the Step-out Date (the “Estimated Step-out Inventory”) based on the volumes held in the Included Locations as of 12:00:01 a.m. EPT on the fourth Business Day preceding the Step-out Date and shall deliver a written statement thereof to Aron by 5:00:00 p.m. EPT on the third Business Day preceding the Step-out Date. Aron shall determine, and promptly advise DCR, in any event within one Business Day after delivery of DCR’s statement, of the “Estimated Step-out Inventory Purchase Price,” which shall equal the sum of, for each Product Group, the product of (a) the Estimated Step-out Product Benchmark applicable to each Product Group and (b) the Estimated Step-out Inventory (based on the statement delivered by DCR).
(ii)    Subject to Section 3.8.5 below, DCR shall be obligated to pay to Aron the Estimated Step-out Inventory Purchase Price on the Step-out Date as part of the Estimated Step-out Payment Amount due on that day. The Parties shall execute and deliver the Step-out Bill of Sale on the Step-out Date to evidence the in-tank transfer of the Step-out Inventory.
(iii)    No later than 20 days after the Step-out Date, Aron shall determine, in accordance with Schedule D, and deliver a written statement to DCR of, the “Actual Step-out Inventory Purchase Price,” which shall equal the sum of, for each Product Group, the product of (x) the Actual Step-out Product Benchmark and (y) the Actual Step-out Inventory.

3.8.3
The “Actual Step-out Inventory” of each Product Group shall be determined as of 11:59:59 p.m. EPT on the Step-out Date in accordance with Schedule D (with the necessary changes having been made therein to reflect a determination of such volumes using the procedures therein as of the Step-out Date, instead of as the Commencement Date). The Final Inventory Quantity Report shall be delivered to the Parties pursuant to the procedures set forth in Schedule D (as so modified).

3.8.4	The “Step-out Payment Amount” shall equal the sum of the following items (without duplication), as determined by Aron in a commercially reasonable manner:
(i)    the Actual Step-out Inventory Purchase Price; plus
(ii)    if such termination is pursuant to Section 2.3 or 2.4, any amount due under Section 3.8.7 or 3.8.8, as applicable, as a result; plus
(iii)    the aggregate amount due under Section 12.5, calculated as of the Step-out Date with such date being the final day of the last monthly period for which such calculations are to be made under this Agreement (including any FIFO Balance Final Settlement provided for in Schedule L, as defined therein); provided that, if such amount under Section 12.5 is due to Aron, then such amount will be included in this Step-out Payment Amount as a positive number and if such amount under Section 12.5 is due to DCR, then such amount will be included in this Step-out Payment Amount as a negative number; plus
(iv)    any Ancillary Costs incurred through the Step-out Date that have not yet been paid or reimbursed by DCR pursuant to Section 6.6; plus
(v)    if one or more Specified Periods designated by DCR or otherwise established pursuant to the provisions of Schedule F prior to the Step-out Date ends after the Step-out Date, the net present values as of the Step-out Date of the Inventory Intermediation Roll Fees that would have become due as of the end of such Specified Periods (discounted from the “True Up Date” that would have applied to such Specified Period to the “True Up Date” applicable to a Specified Period ending on the Step-out Date, and the discount rate to be used in the net present value calculation shall be equal to LIBOR plus the Applicable Margin), which shall be aggregated so that a net amount due to one party or the other is determined, which net amount if due to Aron shall be included in this clause as a positive number and if due to DCR shall be included in this clause as a negative number (notwithstanding the foregoing, in lieu of applying this clause (v), to the extent practicable and if mutually agreed to by the Parties, the Parties shall use commercially reasonable efforts to permit DCR to assume any positions established pursuant to Schedule F upon commercially reasonable terms); plus
(vi)    without duplication of any costs incurred under Section 3.8.4(iv), in the case of an early termination pursuant to Section 2.3 or 2.4, the Specified Unwind Costs, as determined by Aron with respect to all Corresponding Futures and aggregated into a net amount due to Aron (if expressed as a positive number) or DCR (if expressed as a negative number) (an example of the calculations contemplated by the immediately preceding clause (v) and this clause (vi) is set forth on Schedule M); plus
(vii)    all unpaid amounts payable hereunder by DCR to Aron in respect of Products bought or sold on or prior to the Step-out Date and not taken into account under this Section 3.8.4; minus
(viii)    all unpaid amounts payable hereunder by Aron to DCR in respect of Products bought or sold on or prior to the Step-out Date and not taken into account under this Section 3.8.4.

All of the foregoing amounts shall be aggregated or netted to a single liquidated amount owing from one Party to the other. If the Step-out Payment Amount is a positive number, it shall be due to Aron and if it is a negative number, the absolute value thereof shall be due to DCR.
No later than 30 days after the Step-out Date, Aron shall give DCR notice of the Step-out Payment Amount, together with a statement providing a reasonably detailed summary of the calculations made by Aron in determining the Step-out Payment Amount, along with related supporting documentation.

3.8.5
The Parties acknowledge that Aron may not be able to definitively determine one or more of the components of the Step-out Payment Amount by the Step-out Date (provided, however, that Aron shall use its commercially reasonable efforts to determine all such components by the Step-out Date to the maximum extent practicable) and therefore agree in such event that Aron shall, in a commercially reasonable manner, estimate each of such components and use such estimated components to determine an estimate of the Step-out Payment Amount (the “Estimated Step-out Payment Amount”). Without limiting the generality of the foregoing, the Parties agree that the estimated amount with respect to clause (i) of Section 3.8.4 shall be the Estimated Step-out Inventory Purchase Price. Aron shall prepare, and provide DCR with, a statement of the Estimated Step-out Payment Amount, together with appropriate supporting documentation, at least two Business Days prior to the Step-out Date. Aron shall update its calculation of the Estimated Step-out Payment Amount by no later than 5:00 p.m. EPT on the Business Day immediately preceding the Step-out Date. If Aron is able to provide such updated amount by such time, that amount shall constitute the Estimated Step-out Payment Amount and shall be due and payable by no later than 5:00 p.m. EPT on the Step-out Date. Otherwise, the initial Estimated Step-out Payment Amount shall be the amount payable by such time on the Step-out Date.

3.8.6
No later than 30 days after the Step-out Date, Aron shall prepare, and provide DCR with, (i) a statement showing the calculation, as of the Step-out Date, of the Step-out Payment Amount and (ii) a statement (the “Step-out Reconciliation Statement”) reconciling the Step-out Payment Amount with the Estimated Step-out Payment Amount and indicating any amount remaining to be paid by one Party to the other as a result of such reconciliation. Within three Business Days after receiving the Step-out Reconciliation Statement and the related supporting documentation, the Parties will make any and all payments required pursuant thereto so that the Step-out Payment Amount shall have been paid in full by wire transfer of immediately available funds.

3.8.7
DCR agrees to pay Aron, only if this Agreement is terminated in its entirety pursuant to Section 2.3 on or prior to July 1, 2016 at 11:59:59 p.m. EPT (to the extent applicable under Section 2.3), an amount equal to the product of: (a) the amount calculated as the sum of, for each Product Group, the product of (i) the Actual Step-out Inventory Product Benchmark and (ii) the Maximum Inventory and (b) the Specified Early Termination Margin (the “Specified Early Termination Fee”).

3.8.8
DCR agrees to pay Aron, only if this Agreement is terminated in its entirety pursuant to Section 2.4 on or prior to July 1, 2017 at 11:59:59 p.m. EPT, but after July 1, 2016 at 11:59:59 p.m. EPT (to the extent applicable under Section 2.4), an amount equal to the product of: (a) the amount calculated as the sum of, for each Product Group, the product of (i) the Actual Step-out Inventory Product Benchmark and (ii) the Maximum Inventory, (b) the Early Termination Margin and (c) a fraction, the numerator of which is the number of days between the date of such early termination and July 1, 2017 and the denominator of which is 365 (the “Early Termination Fee”).

3.8.9
Notwithstanding anything herein to the contrary (including Section 1.2), it is agreed that the final month of the Term hereof (including if occurring upon an early termination of this Agreement pursuant to Section 2.3 or 2.4) shall be a “long” month consisting of a calendar month and the first day of the immediately following calendar month (and that if the operation of such provisions would result in a termination of this Agreement on a day that is not a Business Day then notwithstanding anything herein to the contrary, the effective date of any such termination shall occur on the next Business Day).

3.9
Disputes. If a Party in good faith disputes the accuracy of any amount calculated pursuant to this Section 3, the non-calculating Party shall provide written notice stating the reasons why the remaining disputed amount is incorrect, along with reasonable supporting documentation. In the event the Parties are unable to resolve such dispute, the matter shall be resolved in accordance with Section 22.

4.	TARGET PRODUCT INVENTORY LEVELS; APPLICABLE SPREADS

4.1
Target Product Inventory. Subject to Section 4.2, in connection with establishing the Target Product Inventory for each Product Group, the Parties agree to follow the procedures set forth on Schedule F.

4.2
Initial Targets. No later than 5:00 p.m. EPT on Thursday, June 27, 2013, DCR shall deliver a written statement of the initial Target Product Inventory for each Product Group for the month of July 2013 (notwithstanding anything in Schedule F to the contrary).

4.3	Differentials.

4.3.1
No later than 5:00 p.m. EPT on Friday, June 28, 2013, DCR shall deliver to Aron a statement listing the initial Differentials to be used hereunder as of the Commencement Date, which shall amend Schedule J without further action of the Parties to reflect such Differentials. No later than the third Business Day after the delivery of the Final Inventory Quantity Report to the Parties pursuant to the procedures set forth in Schedule D, DCR shall deliver to Aron a statement listing the adjusted Differentials to be used hereunder, subject to the commercially reasonable agreement of Aron; provided that such Differentials shall thereafter from time to time be subject to further adjustment pursuant to Sections 4.3.2, 4.3.3, 4.3.4 and 4.3.5 below.

4.3.2
Commencing at least 10 Business Days prior to the second-to-last Business Day of each Scheduled Differential Adjustment Month, unless the Parties otherwise agree, the Parties shall endeavor, in good faith and in a commercially reasonable manner, to agree to adjusted Differentials according to the procedures described in Schedule N. If any such adjusted Differentials are agreed to prior to the second-to-last Business Day of such Scheduled Differential Adjustment Month, the Parties will promptly confirm such agreement in writing, and such adjusted Differential shall become applicable for purposes of determining the Product Benchmarks starting with the immediately following month. If the Parties are unable to agree prior to the second-to-last Business Day of such Scheduled Differential Adjustment Month whether an adjustment to any of the Differentials is appropriate or upon the amount of such adjustment, then Aron shall (in consultation with DCR) promptly and in a commercially reasonable manner determine, in accordance with the procedures set forth in Section II(d) of Schedule N hereto, the amount, if any, by which one or more the Differentials are to be adjusted with respect to such Scheduled Differential Adjustment Month. Promptly after making such determination, Aron shall advise DCR whether any adjusted Differentials are appropriate and the amount thereof and, if so, such adjusted Differentials shall become applicable for purposes of determining the Product Benchmarks starting with the immediately following month.

4.3.3
Upon the request of either Party and prior to the second-to-last Business Day of any month that is not a Scheduled Differential Adjustment Month or a RC Differential Adjustment Month (an “Optional Differential Adjustment Month”), DCR and Aron shall discuss whether to adjust any of the Differentials and, if either Party believes an adjustment is appropriate, the Parties shall negotiate in good faith and in a commercially reasonable manner to agree on such adjusted Differentials. If any such adjusted Differentials are agreed to prior to the second-to-last Business

Day of such Optional Differential Adjustment Month, the Parties will promptly confirm such agreement in writing, and such adjusted Differential shall become applicable for purposes of determining the Product Benchmarks starting with the immediately following month. If the Parties are unable to agree prior to the second-to-last Business Day of such Optional Differential Adjustment Month whether an adjustment to any of the Differentials is appropriate or upon the amount of such adjustment, then Aron shall (in consultation with DCR) promptly and in a commercially reasonable manner determine, in accordance with the procedures set forth in Section II(d) of Schedule N hereto, the amount, if any, by which one or more the Differentials are to be adjusted with respect to such Optional Differential Adjustment Month. Promptly after making such determination, Aron shall advise DCR whether any adjusted Differentials are appropriate and the amount thereof and, if so, such adjusted Differentials shall become applicable for purposes of determining the Product Benchmarks starting with the immediately following month.

4.3.4	*****

4.3.5
The Parties acknowledge that each such adjustment to the Differentials shall apply only prospectively starting in the month following the relevant Differential Adjustment Month and that successive adjustments may be made, in each case with the most recent adjustment superseding any prior adjustment on a going forward basis.

4.3.6
Each time adjusted Differentials become effective under Section 4.3.2 above, Aron shall determine the Differential Adjustment Amount as provided on Schedules N and O and such amount shall be included in the Aggregate Monthly Product True-Up Amount that is incorporated into the Monthly True-Up Payment in the immediately following month.

4.4
Hedging Activities. Any hedges, swaps, options, positions or any other instruments or strategies executed by either Party related in any way to the Products, shall be for the relevant Party’s own account (including with regard to the Aron Hedges, which shall be for Aron’s own account), and any Taxes and/or Liabilities incurred, directly or indirectly resulting from such activities, shall be borne exclusively by such relevant Party (provided that the foregoing shall not affect the treatment of Specified Unwind Costs pursuant to the express terms and conditions of Section 3.8 or 18).

4.5	Reference Contract Changes.

4.5.1	*****.

4.5.2	*****.

4.5.3	*****.
*****.

4.6
The Parties agree that, notwithstanding anything in this Agreement to the contrary, (i) any written notice or written agreement contemplated by Section 4.3 or 4.5 above may be given by email (in the case of a notice) or confirmed by exchange of emails (in the case of an agreement) and (ii) to the extent such notice or agreement would amend or modify any item contained in a Schedule hereto, the giving of such notice or confirming of such agreement as provided in clause (i) above shall constitute an amendment of, and be deemed to amend all applicable references in, such Schedule to reflect the item addressed in such notice or agreement, without any further action by the parties to the IIA.

5.	ADDITIONAL INCLUDED LOCATIONS

5.1
From time to time after the Commencement Date, DCR may notify Aron that DCR wishes to add a third-party storage location as an Included Location for purposes of this Agreement. Following such notification, Aron shall promptly undertake a due diligence review of the proposed Included Location to reasonably determine whether Aron is prepared to hold Product inventory at such proposed Included Location. Aron shall be under no further obligation with respect to such proposed Included Location if Aron reasonably determines that, based on such due diligence review, it is not prepared to hold Product inventory at such proposed Included Location. Aron shall notify DCR promptly after completing such due diligence review, but in any event shall reach a final decision and advise DCR concerning the same within seven days of DCR providing such notice to Aron.

5.2
If Aron advises DCR that Aron is prepared to hold Product inventory at such proposed Included Location, then DCR may endeavor to negotiate and implement Required Storage Arrangements pursuant to which DCR may transfer and assign to Aron DCR’s (and/or its Affiliates’) right to use the proposed Included Location; provided that (a) upon and concurrently with implementing any Required Storage Arrangement, the Parties shall execute such amendments to this Agreement and/or the Exhibits and/or Schedules hereto as are necessary or appropriate to add such proposed Included Location as an Included Location hereunder, (b) to the extent requested by Aron, the Parties shall amend any other applicable Transaction Document to include any inventory transferred to Aron as a result of such assignment, designation or arrangement and (c) no change shall occur in the Minimum Inventory or the Maximum Inventory in connection with the implementation of such Required Storage Arrangements unless agreed to by Aron. Notwithstanding anything to the contrary in this Section 5.2, DCR shall nevertheless be free in its sole discretion to enter into storage agreements with third parties, provided such storage agreements are not at a location that is an Included Location.

5.3
The Parties will cooperate in good faith with regard to the negotiation, preparation and execution of any Required Storage Arrangements upon commercially reasonable terms, in form and substance reasonably satisfactory to both Parties.

5.4
If any Required Storage Arrangements are entered into in connection with additional Included Locations and, thereafter, DCR shall materially fail to (i) perform its obligations under, (ii) comply with or (iii) maintain such Required Storage Arrangements in effect; provided, in each case that if DCR fails to cure or commence a cure any such failure within three Business Days after receiving written notice thereof from Aron, then Aron may, in its reasonable discretion, require that such location be removed from the Included Locations and that DCR at the time such location is removed purchase all Aron Inventory then located at such location on terms comparable to those that apply to a termination of this Agreement under Section 3.8.

6.	PRODUCT SALES & REPORTING

6.1
Products Sales to Aron by DCR. Aron agrees to purchase from DCR, and DCR agrees to sell to Aron, the Products produced by the Refinery or delivered to the Refinery, and delivered by DCR into the Included Locations at the prices determined pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement (in each case, other than with regard to any Excess Quantities); provided that (i) Aron shall not be obligated at any time to purchase Products from DCR if such purchase would result in Aron owning Products in any Product Group in the Included Locations in excess of the Maximum Inventory for such Product Group specified on Schedule E (as such Maximum Inventory is adjusted pursuant to Section 6.4) and (ii) Aron’s purchase obligation under this Section 6.1 shall be limited to the extent that it is unable to take delivery of Products as a result of DCR’s failure to comply with the proviso in Section 6.2.

6.2
Products Sales to DCR by Aron. DCR agrees to purchase from Aron, and Aron agrees to sell to DCR, the Products delivered out of the Included Locations at the prices determined pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement; provided that DCR agrees that its purchases and receipt of Products from Aron shall be in sufficient quantities so that Aron shall, at all times during the Term, have available storage capacity in the Included Locations to take delivery of any Products to be sold by DCR to Aron pursuant to Section 6.1.

6.3
Daily Report of Inventory Volumes. On or prior to 5:00 p.m. EPT on each Business Day, DCR shall deliver to Aron a report, in the form provided on Exhibit 3, setting forth a good faith estimate of the volumes of each Product (the “Inventory Volumes”) held in the Included Locations as of 11:59:59 p.m. EPT on the immediately prior Business Day and any prior, non-reported days (including holidays and weekends), including the total Aron Inventory levels as to each grade of Product, in each case based on the best available information, by applying the Volume Determination Procedures, together with comparable information with respect to any then-existing Commingled Quantities, any Tanks which pursuant to Section 6.4.5 are not then Included Locations and any Tanks which pursuant to Section 9 have been substituted for other Tanks (the “Daily Report of Inventory Volumes”).

6.4	Excess Inventory Levels.

6.4.1
If DCR intends to designate an Excess Inventory Level for any whole or partial month for any Product Group, then DCR shall use commercially reasonable efforts to notify Aron of DCR’s intention prior to the Target Cutoff Date for such whole or partial month. If DCR fails to provide such notice in a timely manner, it shall not be entitled for that whole or partial month to designate an Excess Inventory Level for the relevant Product Group and Sections 6.4.4 and 6.4.5 shall apply.

6.4.2
If, pursuant to Section 6.4.1, DCR provides timely notice of its intention to designate an Excess Inventory Level for a Product Group, then Aron shall promptly advise DCR whether Aron accepts such Excess Inventory Level (in which case Section 6.4.3 shall apply) or rejects such Excess Inventory Level (in which case Section 6.4.4 and 6.4.5 shall apply).

6.4.3
If Aron accepts an Excess Inventory Level for any whole or partial month, then, for all purposes of this Agreement, such Excess Inventory Level shall constitute the Maximum Inventory for the relevant Product Group for such whole or partial month; provided that such Excess Inventory Level shall not apply to any other whole or partial month unless expressly accepted by Aron for such other whole or partial month as contemplated by Section 6.4.2.

6.4.4
If Aron rejects an Excess Inventory Level for any whole or partial month or DCR fails to provide notice to Aron of its intention to designate an Excess Inventory Level in a timely manner for any whole or partial month, then the following provisions shall apply:

(i)    The Maximum Inventory for such whole or partial month shall remain at the level set forth on Schedule E and the Target Product Inventory for the relevant Product Group for such whole or partial month shall be equal to no more than the Maximum Inventory.
(ii)    Prior to the commencement of such whole or partial month, DCR shall, to the extent practicable and commercially reasonable, identify those Tanks that it will, during such whole or partial month, use to hold and isolate any Excess Quantities. In doing so, to the extent practicable and commercially reasonable, DCR will endeavor to use smaller capacity Tanks before larger capacity Tanks to facilitate the segregation of such Excess Quantities from the Aron Inventory. Prior to the commencement of such whole or partial month, DCR shall provide Aron with notice of the Tanks it intends to use for such purposes.
(iii)    To the extent that DCR is able to store Excess Quantities in one or more Tanks so that none of the Aron Inventory is commingled in such Tanks, then DCR shall be entitled during the relevant whole or partial month, but only so long as such Excess Quantities are not commingled with Aron Inventory, to include such Excess Quantities in the borrowing base under its Revolving Credit Agreement and to permit the lenders thereunder to have a Lien on such Excess Quantities; provided that DCR shall have implemented reasonable arrangements with such lenders to specifically identify such Tanks to them for the foregoing purposes (which arrangements shall be disclosed to Aron).
(iv)    To the extent that DCR is unable to store all Excess Quantities on a segregated basis as contemplated by clause (iii) above, the portion of such Excess Quantities not so segregated (the “Commingled Quantities”) may, during the relevant whole or partial month, be held on a commingled basis in Tanks that hold Aron Inventory subject to the following additional terms and conditions:

(a)	DCR shall identify to Aron which Tanks holding Aron Inventory will also hold Commingled Quantities; and

(b)	DCR shall, to the extent practicable and commercially reasonable, endeavor to use smaller capacity Tanks before larger capacity Tanks to hold Commingled Quantities.

6.4.5
In the event that DCR determines, in its reasonable discretion, that it does not wish to designate an Excess Inventory Level for a particular Product Group (or the applicable time for such designation pursuant to Section 6.4.1 has passed) during a whole or partial month and that the Maximum Inventory for such whole or partial month would otherwise be exceeded, then the following provisions shall apply:

(i)    Prior to exceeding the Maximum Inventory for such whole or partial month, DCR may, to the extent practicable and commercially reasonable, identify those Tanks that it reasonably expects would, during such whole or partial month, hold any Excess Quantities of the relevant Product Group; and
(ii)    To avoid exceeding such Maximum Inventory, DCR may designate one or more of such affected Tanks and purchase from Aron pursuant to Section 6.2 all Aron Inventory located in one or more such affected Tanks so that the Aron Inventory would not exceed the Maximum Inventory for the relevant Product Group for such whole or partial month, after giving effect to such purchase, at a price equal to the product of (a) the volume of the Aron Inventory located in such Tank and (b) the Product Benchmark for the applicable Product Group, and, after such purchase, such affected Tanks shall no longer constitute Included Locations for purposes hereof unless and until DCR determines, in its reasonable discretion, that DCR can sell the Products located in such affected Tanks to Aron pursuant to Section 6.2 at the applicable prices established pursuant to Section 12.1 and as further adjusted pursuant to Section 12.5 without exceeding the applicable Maximum Inventory and DCR notifies Aron of the same, upon which notice and sale the Tanks shall thereafter again constitute Included Locations for all purposes hereof.

6.5
Purchase Price of Products. The purchase price payable by Aron for any Product sold to it under Section 6.1 and by DCR for any Product sold to it under Section 6.2 shall be such prices as are established pursuant to Section 12.1 and as further adjusted pursuant to Section 12.5.

6.6
Ancillary Costs. DCR agrees to reimburse Aron for all Ancillary Costs incurred by Aron, subject to the provisions of this Section 6.6. Aron may demand such reimbursement from time to time and payment will be due as set forth in Section 12.5.2 after delivery to DCR of the relevant Backup Certificate. All refunds or adjustments of any type received by Aron related to any Ancillary Costs shall be reflected in the Monthly True-Up Payment as provided in Section 12.5 below. Upon requesting reimbursement for Ancillary Costs, Aron will deliver to DCR an officer’s certificate certifying as to the nature and amount of the relevant Ancillary Costs, and including the relevant invoices and other reasonable supporting evidence of such Ancillary Costs satisfactory to DCR in its reasonable discretion (the “Backup Certificate”). This provision shall survive any termination of this Agreement.

7.	PRODUCT SPECIFICATIONS, QUALITY & BLENDING

7.1
Specifications. The Products sold and delivered to Aron shall generally conform to the typical properties set forth for each grade of Product listed on Schedule A, as amended by the Parties by mutual written agreement from time to time.

7.2
Blending of Products at the Refinery. In its role as a “fuel manufacturer” and a “refiner” (as such terms are defined under 40 C.F.R. Part 79 and Part 80) DCR shall be responsible for: (i) registering the Products and the Refinery with the EPA, (ii) designating all of the volumes of Products that it may produce by refining and/or blending in accordance with EPA requirements, (iii) testing and certifying Product batches in accordance with EPA requirements, (iv) compliance with all applicable EPA recordkeeping and reporting requirements, (v) properly administering the product transfer document requirements of the EPA, (vi) meeting the renewable volume obligation compliance requirements as required under the RFS2 program and (vii) any and all other “fuel manufacturer” and “refiner” requirements set forth by the EPA under 40 C.F.R. Part 79 and Part 80. In all cases and for all Products,

DCR shall be solely entitled to all “renewable identification numbers” or “RINs” applicable to or associated with all Products under this Agreement.

8.	TITLE, RISK OF LOSS & CUSTODY

8.1	Transfer of Title.

8.1.1
Title to Products purchased by Aron pursuant to the terms of this Agreement shall pass from DCR to Aron as the Product passes the inlet flange of the Tank (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5) to which such Products are being delivered. All Products shall be delivered by DCR, at DCR’s cost, to Aron into the Tanks (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5).

8.1.2
Title to Products purchased by DCR pursuant to the terms of this Agreement shall pass from Aron to DCR as the Products pass the outlet flange of the Tank (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5) from which such Products are being delivered. Provided no Event of Default has occurred and is continuing with respect to DCR, DCR shall be permitted to withdraw from the Tanks (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5) and take delivery of Product on any day, at any time and in any quantity. The withdrawal and receipt of any Product by DCR at the outlet flange of the Tanks (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5) shall be on an “ex works” basis.

8.2
Ownership. Aron shall own and have title to all of the Aron Inventory stored in the Included Locations (it being agreed and acknowledged that (i) Excess Quantities do not constitute Aron Inventory and (ii) upon DCR purchasing any Aron Inventory pursuant to Section 6.4.5, such quantities shall not constitute Aron Inventory unless and until the quantities in the affected Tanks are repurchased by Aron pursuant to Section 6.4.5). DCR, for itself and on behalf of its Affiliates, fully acknowledges Aron’s title to and interest in the Aron Inventory and further represents and warrants that neither it nor any of its Affiliates shall have any Lien on the Aron Inventory and waives any Lien held by it (if any) in the Aron Inventory.

8.3
Transfer of Custody. DCR shall maintain custody of all Products owned by Aron pursuant to the terms of this Agreement and shall be responsible for maintaining the insurance required of DCR pursuant to Section 15. DCR shall hold all Aron Inventory in the Included Locations solely as bailee. During the Term, neither DCR nor any of its Affiliates shall (and DCR shall not permit any of its Affiliates or any other person to) use any Aron Inventory for any purpose except as may be permitted by this Agreement. Solely in its capacity as bailee, DCR shall have custody of Aron Inventory from the time such Aron Inventory passes the inlet flange of the Tanks (including tanks at the Included Locations) until such time as such Aron Inventory passes the outlet flange of the Tanks (including tanks at the Included Locations).

8.4	Refinery Operations. At all times DCR shall have and retain complete control of the Refinery and its maintenance and operations, including utilization or maintenance of Tanks.

9.	STORAGE

9.1
Services. DCR hereby undertakes the following obligations with respect to the Services to be provided by DCR under this Agreement, for and in consideration of the mutual covenants and undertakings set forth in this Agreement:

9.1.1	It agrees, in accordance with the terms and conditions of this Agreement, to provide to Aron the Services at the Refinery and the Tanks.

9.1.2	It shall comply with all Applicable Laws and any applicable safety guidelines, procedures or policies in connection with operations at the Refinery and the Tanks.

9.1.3	It shall maintain the Tanks in accordance with Accepted Industry Practice.

9.2
Tanks. DCR shall make available to Aron all of DCR’s and its Affiliates’ rights to use the Tanks for the Term of this Agreement to store the Aron Inventory sold by DCR to Aron pursuant to this Agreement. Aron may only store Aron Inventory in the Tanks that has been purchased from DCR pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, DCR, as the owner and the operator of the Tanks and the Refinery, retains the right to manage the utilization of the Tanks (including by removing from service, changing the type of Product service of, or otherwise replacing or substituting with alternate tankage, any of the Tanks listed on Schedule B), in its sole discretion and in accordance with Accepted Industry Practice; provided that such utilization management activities by DCR do not prejudice Aron’s rights to the Aron Inventory hereunder and that the use of any alternate tankage shall be covered by all of the terms and conditions of this Agreement.

9.3
No Commingling. Except (i) to the extent permitted in accordance with Section 6 or (ii) in the event that a Change in Law occurs whereby any Governmental Authority has the right to purchase Products in the Tanks and/or to create or hold Liens in any such Products in the Tanks, or otherwise becomes entitled to exercise rights or powers substantially equivalent to the foregoing, DCR shall not store any Products owned by DCR or any of its Affiliates or a third party in any Tank without Aron’s prior written consent. Aron agrees that DCR may commingle Products only in the circumstances and subject to the terms and conditions described and referenced in this Section 9.3.

9.4
Receipts Into and Deliveries Out of the Included Locations. From and after the Commencement Date, (i) Aron shall accept and receive Products delivered by DCR to Aron into the Included Locations in connection with each sale by DCR to Aron pursuant to this Agreement and (ii) DCR shall withdraw Products from the Included Locations in connection with each sale by Aron to DCR pursuant to this Agreement.

9.5
Measurement. The quantity and quality of Products received into and delivered from the Included Locations, as well the quantity and quality of Aron Inventory in the Included Locations at any given time, shall be determined by applying the Volume Determination Procedures in accordance with the latest established API/ASTM standards, or other mutually agreed to specifications, and shall include tank heels and working inventory. All volumes shall be temperature corrected to 60° Fahrenheit in accordance with the latest supplement or amendment to the appropriate ASTM-IP Petroleum Measurement Tables. DCR shall calibrate the Tanks as needed and verify the accuracy of the sampling and measurement equipment at the Refinery pursuant to applicable standards set by the API/ASTM, including the latest revisions thereto.

9.6
Aron Inventory. DCR shall be liable for contamination of the Aron Inventory, unless such contamination is due to Aron’s or its representative’s negligence or willful misconduct. As to contamination to the Aron Inventory for which DCR is liable pursuant to this Section 9.6, DCR shall promptly notify Aron of such contamination and the Parties shall account for any differences in the grade of the contaminated or downgraded Aron Inventory (including to the extent any such material no longer continues to meet the specifications for any Product for purposes hereof) pursuant to the volume determination, invoicing and payment procedures set forth in Sections 6.3, 12.1 and 12.5.

9.7	Condition and Maintenance of Tanks.

9.7.1
The execution of this Agreement by the Parties does not impose any obligation or responsibility on Aron in connection with: (i) any existing or future environmental condition at the Refinery, the Tanks and/or any related facilities (collectively, the “Facility”), including the presence of a regulated or hazardous substance on or in environment media at the Facility (including the presence in surface water, groundwater, soils or subsurface strata or air), including the subsequent migration of any such substance; (ii) any Environmental Law; (iii) the Required Permits; or (iv) any requirements arising under or relating to any Applicable Law pertaining or relating to the operation of the Facility, except to the extent of any Liabilities that are caused by the negligence or misconduct of Aron or its Representatives or are otherwise within the scope of Aron’s indemnification obligations under Sections 19.2 or 21.2, inclusive of when any Representatives of Aron are present at the Facility and cause a release or other event.

9.7.2
Products may require the application of heat or steam by DCR to maintain the same in a liquid free-flowing or pumpable state; DCR agrees to provide such required heat at DCR’s expense. Recalibration, or strapping, of the Tanks may be performed from time to time in accordance with the terms of this Agreement. In the event that recalibration of meters, gauges or other measurement equipment is reasonably requested by Aron consistent with Accepted Industry Practice such as “strapping,” the Parties shall select a mutually agreeable U.S. Customs & Border Protection bonded, ISO-accredited independent petroleum inspection company to conduct such recalibration and Aron shall bear all costs associated therewith.

9.7.3
DCR may clean the Tanks during the Term of this Agreement for the following reasons: to perform maintenance, to perform inspections, in case of an emergency, to ensure product quality or as DCR otherwise deems appropriate in accordance with Accepted Industry Practice. In the event of Tank cleaning pursuant to this Section 9.7.3, DCR shall be responsible for the full cost of removing the Aron Inventory, cleaning the Tanks and disposing of any contaminants. DCR may identify substitute tank(s) for Aron during such time that a Tank is unavailable due to Tank cleaning pursuant to this Section 9.7 and the Parties shall cooperate with respect to the use of the same in a commercially reasonable manner. The transfer of the Aron Inventory from the unavailable Tank to the substitute tank, as well as any transfer from the substitute tank back to the original Tank or another tank, shall be at DCR’s sole expense. Any such substitute tank(s) will be covered by the terms and conditions of this Agreement. DCR shall, as provided in Section 6.3, notify Aron of all events and/or actions covered by or taken pursuant to this Section 9.7.3.

9.8	Certain Covenants Relating to Storage.

9.8.1	DCR agrees:
(i)    that no loss allowances shall be applied to Aron Inventory held in the Tanks; and
(ii)    that, in the event of any Product spill, leak or discharge or any other environmental pollution caused by or in connection with the use of any Tanks, DCR shall promptly commence containment or clean-up operations as required by any Governmental Authorities or Applicable Law or as DCR deems appropriate or necessary and shall notify or arrange to notify Aron promptly of any such material spill, leak or discharge and of any such operations.

9.8.2
Each Party agrees that it shall, in the performance of its obligations under this Agreement, comply in all material respects with Applicable Law, including all Environmental Laws. Each Party shall maintain the records required to be maintained by Environmental Law and shall make such records available to the other Parties upon their reasonable request. Each Party also shall promptly notify the other Parties of any material violation or alleged material violation of any Environmental Law relating to any Products stored under this Agreement and, upon request, shall provide to the other Parties all evidence of environmental inspections or audits by any Governmental Authority with respect to such Products.

9.9	Included Location Review and Vetting.

9.9.1
Subject to Section 9.9.2 below, if at any time Aron determines that any Tanks or other facilities constituting an Included Location (in each case, “Identified Facilities”) fail to satisfy Aron’s then applicable policies and procedures relating to the prudent maintenance and operation of storage tanks and pipeline facilities (“Aron’s Policies and Procedures”), and without limiting any other rights and remedies available to Aron hereunder or under any other Transaction Document, Aron may (after giving effect to Section 9.9.2) provide DCR notice of such failure so long as such failure is continuing and, if Aron provides such notice and such failure has not been cured or a cure has not been commenced to Aron’s reasonable satisfaction within 30 days after such notice is given, the following provisions shall be applicable: (i) in the case of any Identified Facilities that are owned by DCR, upon such date as Aron shall specify, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Aron in respect of any Products held in such Identified Facilities shall become due in accordance with the provisions of Section 12 hereof; and (ii) in the case of any Identified Facilities that are subject to a Required Storage Arrangement, the Parties shall endeavor as promptly as reasonably practicable and in good faith to execute such rights, provide such notices, negotiate such reassignments or terminations and/or take such further actions as Aron deems necessary or appropriate to terminate Aron’s status as the party entitled to use and/or hold Products at such Identified Facilities without impairing DCR’s ability to utilize such Identified Facilities and, concurrently with effecting the termination of such status, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Aron in respect of any Products held in such Identified Facilities shall become due in accordance with the provisions of Section 12 hereof.

9.9.2	Aron’s rights under Section 9.9.1 above are subject to the following additional terms and conditions:
(i)    Aron shall apply Aron’s Policies and Procedures with respect to the Included Locations in a non-discriminatory manner as compared with other similar storage tanks and pipeline facilities utilized by Aron in a similar manner;
(ii)    If the failure of any Identified Facilities to satisfy Aron’s Policies and Procedures is a result of Aron’s Policies and Procedures exceeding the standards or requirements imposed under Applicable Law or good and prudent industry practice, then (1) Aron shall not require the removal of such Identified Facilities as Included Locations until the 120th day after giving DCR notice of such failure, (2) during such 120 day period, Aron shall consult with DCR in good faith to determine whether based on further information provided by DCR such Identified Facilities comply with Aron’s Policies and Procedures and/or whether additional actions or procedures can be taken or implemented so that, as a result, such Identified Facilities would comply with Aron’s Policies and Procedures, and (3) if it is determined that such Identified Facilities do comply with Aron’s Policies and Procedures or, as a result of such additional actions or procedures, such Identified Facilities become so compliant within such 120 day period, then such Identified Facilities shall not cease to be Included Locations based on the noncompliance stated in Aron’s notice to DCR;
(iii)    If within the 120 day period referred to in clause (ii)(2) above, DCR has identified and diligently commenced the implementation of additional actions or procedures that are intended to result in such Identified Facilities becoming compliant with Aron’s Policies and Procedures, but such implementation cannot through commercially reasonable efforts be completed within such 120 day period, then so long as DCR continues to diligently and in a commercially reasonable manner pursue the implementation of such additional actions and procedures, Aron will extend such 120 day period up for up to an additional 60 days to allow for such implementation to be completed and if such implementation is completed within such additional 60 day period, then such Identified Facilities shall not cease to be Included Locations based on the noncompliance stated in Aron’s notice to DCR; and
(iv)    If any Identified Facilities cease to be Included Locations pursuant to Section 9.9.1 above and thereafter Aron determines, in its reasonable good faith judgment, that such Identified Facilities have become compliant with Aron’s Policies and Procedures, then Aron shall promptly cooperate with DCR to reestablish such Identified Facilities as Included Locations hereunder.

10.	CERTAIN REPRESENTATIONS

10.1	The Parties intend that:

10.1.1
each purchase and sale of Product between them, whether or not further documented, shall constitute a “forward contract” under section 101(25) and a “commodity forward agreement” as such term is used in clause (A)(i)(VIII) of the definition of “swap agreement” under section 101(53B) of the Bankruptcy Code, protected by, inter alia, section 556 and section 560 of the Bankruptcy Code, and that it will be treated as such under and in all proceedings related to any bankruptcy, insolvency or similar law (regardless of the jurisdiction of application or competence of such law) or any regulation, ruling, order, directive or pronouncement made pursuant thereto;

10.1.2
as a result of the foregoing, (i) the Performing Party’s right to liquidate, collect, net and set off rights and obligations under this Agreement and liquidate and terminate this Agreement shall not be stayed, avoided or otherwise limited by the Bankruptcy Code, including sections 362(a), 547, 548 or 553 thereof; (ii) the Performing Party shall be entitled to the rights, remedies and protections afforded by and under, among other sections, sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d), 553, 556, 560, 561 and 562 of the Bankruptcy Code; and (iii) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the transactions contemplated hereby shall constitute “margin payments” as defined in section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby shall constitute “settlement payments” as defined in section 101(51A) of the Bankruptcy Code; and

10.1.3
this Agreement and each transaction between the Parties hereunder constitutes a “master netting agreement” under section 101(38A) of the Bankruptcy Code; and that the rights in Section 18 hereto include the rights referred to in section 561(a) of the Bankruptcy Code.

10.2	Single Agreement. This Agreement and all transactions hereunder form a single integrated agreement between the Parties.

11.	WARRANTIES

11.1	Warranties of Title.

11.1.1
DCR warrants that on the Commencement Date it shall transfer, or cause to be transferred, to Aron good and marketable title to the Initial Inventory free and clear of any Liens (other than inchoate tax Liens and/or as contemplated in the Intercreditor Agreement), and that it has full right and authority to transfer such title and effect delivery of such Initial Inventory to Aron.

11.1.2
Each Party represents and warrants to the other Party that, as of each date of delivery of Products sold hereunder to the other Party, it has good and marketable title to the Products sold and delivered pursuant to this Agreement, free and clear of any Liens (other than inchoate tax Liens) or as contemplated in the Intercreditor Agreement, and that it has full right and authority to transfer such title and effect delivery of such Products.

11.2
Disclaimer of Warranties. EXCEPT FOR THE WARRANTY OF TITLE, THE PARTY SELLING PRODUCT HEREUNDER MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE PRODUCT FOR ANY PARTICULAR PURPOSE OR OTHERWISE.

12.	PRICING & PAYMENT

12.1	Interim Payment and Netting.

12.1.1	For each Production Week, Aron shall provide DCR with a net settlement statement setting forth:
(i)    the “Weekly Net Volume” and (ii) the “Weekly Product Value,” which may be a positive or negative number.
As used herein, “Weekly Net Volume” shall be calculated as follows:

(1)
Using the Daily Report of Inventory Volumes provided by DCR, Aron will calculate the “Daily Net Volume” for all Aron Inventory at the Included Locations as follows: the Inventory Volumes for the prior reported day minus the Inventory Volumes for such day. The “Weekly Net Volume” shall be equal to the sum of the Daily Net Volumes by Product Group for each day in the Production Week.

(2)	For each Product Group, the “Weekly Product Value” shall be an amount equal to (a) the Weekly Net Volume for such Product

Group multiplied by (b) the applicable Weekly Product Benchmark for such Product Group.
(ii)    the aggregate of the Weekly Product Values for all Product Groups (the “Total Weekly Product Value”); provided that if the Total Weekly Product Value is a positive number it shall represent an amount due from DCR to Aron and if the Total Weekly Product Value is a negative number, the absolute value thereof shall represent an amount due from Aron to DCR.

12.1.2	On or before 2:00 p.m. EPT on each applicable “Invoice Date” set forth on Schedule I, Aron shall provide DCR with a statement setting forth:
(ix)    the Total Weekly Product Value, together with a reasonably detailed summary of the calculations made by Aron pursuant to Section 12.1.1 to determine such amount;
(x)    any outstanding interest that accrues pursuant to Section 12.4; and
(xi)    any other amounts due and payable as of such day, or outstanding amounts payable prior to such day, under this Agreement (the aggregate net amount payable, without duplication, the “Interim Net Payment Amount”).
If the Interim Net Payment Amount is positive, it shall be due from DCR to Aron and if the Interim Net Payment Amount is negative, the absolute value thereof shall be due from Aron to DCR.

12.1.3
The Party owing the Interim Net Payment Amount shall pay such amount to the other Party on or prior to the applicable “Payment Date” set forth on Schedule I, subject to Section 12.3; provided, however, that if such payment is due from DCR to Aron and Aron failed to deliver the statement required pursuant to Section 12.1.2 by 2:00 p.m. EPT on the applicable “Invoice Date” set forth on Schedule I, then such Interim Net Payment Amount shall not be due and payable until the next Business Day following the applicable “Payment Date” set forth on Schedule I.

12.2
Payments. Unless otherwise set forth herein, all payments to be made under this Agreement shall be made by wire transfer of same day funds in U.S. Dollars to such bank account at such bank as the payee shall designate in writing to the payor from time to time. All payments shall be deemed received on the Business Day on which same day funds therefor are received by the payee. Payments received after any applicable time set forth in this Agreement on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day. Except as otherwise expressly provided in this Agreement, all payments by

DCR or Aron shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which one Party may now have or hereafter acquire against the other Party, whether pursuant to the terms of this Agreement or otherwise, except as expressly provided herein.

12.3
Disputed Invoices. If an invoiced Party in good faith disputes the accuracy of the amount invoiced, the invoiced Party shall pay such amount as it in good faith believes to be correct and provide written notice stating the reasons why the remaining disputed amount is incorrect, along with supporting documentation. In the event the Parties are unable to resolve such dispute, the matter shall be resolved in accordance with Section 22.

12.4
Interest on Late Payments. Interest shall accrue on late payments under this Agreement at the lesser of (i) LIBOR plus the sum of 2.00% and the Applicable Margin and (ii) the maximum rate of interest per annum permitted by Applicable Law, from and including the date that payment is due until but excluding the date that payment is actually received by the Party to whom it is payable.

12.5
Monthly True-Up Payment. Aron shall use commercially reasonable efforts to provide to DCR, on the applicable “True Up Date” set forth on Schedule I, the Monthly True-Up Statement, showing the net true up amount due from one Party to the other Party (the “Monthly True-Up Payment”), and including the following amounts (without duplication):

12.5.3	the Aggregate Monthly Product True-Up Amount; plus

12.5.4	the Ancillary Costs for such month not otherwise paid or satisfied hereunder pursuant to Section 6.6, and as evidenced in the relevant Backup Certificate; and plus or minus, as applicable,

12.5.5	any other adjustments to amounts payable by one Party to the other Party pursuant to this Agreement.

12.6
Monthly True-Up Invoicing and Payment. If the amount of the Monthly True-Up Payment is a positive number, such amount shall be due from DCR to Aron, and if the amount of the Monthly True-Up Payment is a negative number, then the absolute value thereof shall be due from Aron to DCR. The Party owing the Monthly True-Up Payment shall pay such amount as shown on the Monthly True-Up Statement to the other Party on or prior to 5:00 p.m. EPT on the second Business Day following Aron’s delivery to DCR of the Monthly True-Up Statement and all related supporting documentation, subject to Section 12.3.

13.	FINANCIAL INFORMATION; NOTIFICATIONS; CREDIT SUPPORT

13.1	Provision of Financial Information. DCR shall provide Aron, and Aron shall provide to DCR, (i) within 120 days following the end of each of its fiscal years, (a) a copy of the annual report, containing audited consolidated financial statements of PBFH or Aron, as applicable, and its consolidated subsidiaries for such fiscal year certified by independent certified public accountants and (b) the balance sheet, statement of income and statement of cash flow of PBFH or Aron, as applicable, for such fiscal year, as reviewed by PBFH’s or Aron’s, as applicable, independent certified public accountants, and (ii) within 90 days after the end of its first three fiscal quarters of each fiscal year, a copy of the quarterly report, containing unaudited consolidated financial statements of PBFH or Aron, as applicable, and its consolidated subsidiaries for such fiscal quarter; provided that so long as PBF or The Goldman Sachs Group, Inc., as applicable, is required to make public filings of its quarterly (on form 10-Q) and annual (on form 10-K) financial results pursuant to the Exchange Act, such filings are available on the SEC’s EDGAR database and such filings are made in a timely manner, then DCR or Aron, as applicable, will not be required to provide such annual or quarterly financial reports to the other Party.

13.2
Additional Information. Upon reasonable notice, DCR shall provide to Aron, and Aron shall provide to DCR, such additional information as Aron or DCR, as applicable, may reasonably request to enable it to ascertain the current financial condition of DCR or Aron, as applicable.

13.3	Notifications. Each Party shall notify the other Party in writing within two Business Days of learning of any of the following events:

13.3.1	any Event of Default or Additional Termination Event, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

13.3.2	any event that is reasonably expected to be a Material Adverse Change with respect to such party;

13.3.3	it or its Guarantor consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to another person; and

13.3.4	in the case of DCR,
(i)    its binding agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any person (including an Affiliate) an option to acquire, in one transaction or a series of related transactions, all or substantially all of the Refinery assets;
(ii)    any labor disturbances at the Refinery that are reasonably likely to adversely and materially impact the use of the Tanks;
(iii)    notice of any (i) material “Default” and/or (ii) “Event of Default” under the Revolving Credit Agreement (each as defined therein); or

(iv)    a final judicial or administrative judgment against it that individually or in the aggregate is in excess of $75,000,000.

13.4	Credit Support Guaranties.

13.4.1
As security for the prompt payment and performance in full when due of Aron’s obligations under this Agreement, Aron shall cause its Guarantor to (i) deliver to DCR prior to the Commencement Date its Guaranty in form and substance reasonably acceptable to DCR and (ii) maintain such Guaranty in effect for the Term hereof.

13.4.2
As security for the prompt payment and performance in full when due of DCR’s obligations under this Agreement, DCR shall cause its Guarantor to (i) deliver to Aron prior to the Commencement Date its Guaranty in form and substance reasonably acceptable to Aron and (ii) maintain such Guaranty in effect for the Term hereof.

13.5
Back-up Security Interest. The Parties intend that the transactions contemplated by this Agreement constitute purchase and sale transactions. If, notwithstanding the intent of the Parties, such transactions are deemed to constitute loans, then DCR shall be deemed to have pledged and granted to Aron, a first priority lien and security interest in all quantities of Product intended to constitute Aron Inventory hereunder and all proceeds thereof as security for the performance of all of DCR’s obligations and liabilities hereunder, and any UCC filings by Aron with respect to such quantities of Product shall serve to perfect such pledge and security interest. However, the filing of any UCC financing statements made pursuant to this Agreement shall in no way be construed as being contrary to the intent of the Parties that the transactions contemplated by this Agreement be treated as purchase and sale transactions.

13.6	Adequate Assurances.

13.6.1
Aron may, in its reasonable discretion and upon written notice to DCR, require that PBFH provide it with satisfactory security for or adequate assurance of its or its Guarantor’s performance within a specified time period as appropriate (but not less than two Business Days from delivery of such notice), when a Material Adverse Change has occurred as with respect to P DCR RC or its Guarantor.

13.6.2
DCR may, in its reasonable discretion and upon notice to Aron, require that Aron provide it with satisfactory security for or adequate assurance of its or its Guarantor’s performance within a specified time period as appropriate (but not less than two Business Days from delivery of such notice), when a Material Adverse Change has occurred as with respect to Aron or its Guarantor.

13.6.3
DCR or Aron, as applicable, shall provide performance assurance to DCR or Aron, as applicable, on or prior to the second Business Day following written demand therefor in the form of Acceptable Credit Support. The performance assurance provided by DCR or Aron, as applicable, shall be for a reasonable duration and in an amount reasonably sufficient to cover a value up to DCR’s or Aron’s, as applicable, good faith estimated financial exposure under this Agreement. If performance assurance is provided in the form of a letter of credit, such letter of credit shall be issued by an Acceptable Letter of Credit Issuer and shall be in a form reasonably acceptable to DCR or Aron, as applicable, in the exercise of its good faith, reasonable discretion. All bank charges relating to any letter of credit and any fees, commissions, costs and expenses incurred with respect to furnishing security are for the account of DCR or Aron, as applicable.

13.7
Further Assurances. Each Party agrees, at any time and from time to time upon the request of the other Party, to execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, such further documents and instruments and to do such other acts and things as such Party may reasonably request in order to fully effect the purposes of this Agreement. Between the Effective Date and the Commencement Date, if the Parties determine in good faith that any Schedule hereto contains an error or requires further revision or clarification, the Parties shall cooperate in good faith to revise the content of such Schedule(s) to address such matter and, on the Commencement Date, will execute such amendment or other instrument as each Party deems reasonably necessary to cause each such revised Schedule to be incorporated as an attachment to this Agreement as contemplated by the terms hereof.

14.	TAXES

14.1	Taxes. Each Party represents that it is registered, and covenants that it will continue to be so registered, with the Internal Revenue Service and the Delaware Department

of Transportation and the Delaware Division of Revenue to engage in tax-free transactions with respect to Products. Prior to the date of delivery of Products hereunder each Party shall provide to the other Party proper notification, exemption, motor fuel licenses or resale certificates or direct pay permits as may be required or permitted by Applicable Law. If a Party does not furnish such certificates and licenses to the other Party or if the transaction is subject to Tax under Applicable Law because no exemption exists, the applicable Party shall reimburse and indemnify the other Party for all Taxes that the other Party remits to a Governmental Authority or that are incurred by that Party, together with all penalties and interest thereon.

14.2
Each Party acknowledges and agrees that it will be solely responsible for any Excluded Taxes owed by it or any similar taxes such as gross earnings, gross receipts or similar taxes that are based upon gross receipts, gross earnings or gross revenues. Each Party hereby irrevocably waives and releases the other Party from, and agrees not to assert any reimbursement or other indemnification claims against the other party with respect to, any Liabilities (including pursuant to Section 19) with respect to the imposition or incurrence of any Excluded Taxes (including any such gross receipt taxes pursuant to Title 30 of the Delaware Code as in effect from time to time).

14.3
Any other provision of this Agreement to the contrary notwithstanding, this Section 14 shall survive until 90 days after the expiration of the statute of limitations for the assessment, collection and levy of any Tax.

15.	INSURANCE

15.1
Insurance Required to be provided by DCR. DCR, directly or through an Affiliate, shall procure and maintain in full force and effect throughout the Term insurance coverage of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise reasonably acceptable to Aron, in respect of DCR’s receipt, handling and storage of Aron Inventory under this Agreement:

15.1.1
property damage coverage on an “all risk” basis without flood, earthquake, windstorm, tsunami and terrorism exclusions in an amount sufficient to cover the market value or potential full replacement cost of all of the Aron Inventory. Such insurance shall be endorsed to include Aron as loss payee with respect to the Aron Inventory. Notwithstanding anything to the contrary herein, Aron may, at its option and expense, endeavor to procure and provide such property damage coverage for the Products; provided that to the extent any such insurance is duplicative with insurance procured by DCR, the insurance procured by DCR shall in all cases represent, and be written to be, the primary coverage;

15.1.2
commercial general liability coverage which includes bodily injury, broad form property damage and contractual liability, cross suit liability, products and completed operations liability, and sudden and accidental pollution liability coverage in a minimum amount of $5,000,000 per occurrence and $5,000,000 in the aggregate;;

15.1.3	(i) workers compensation in the amount required by Applicable Law, and (ii) employer’s liability with a minimum amount of $1,000,000 per accident, $1,000,000 per disease, and $1,000,000 aggregate;

15.1.4	automobile liability coverage in a minimum amount of $1,000,000;

15.1.5
umbrella/excess liability coverage providing coverage on a follow-form basis with respect the coverage required under Sections 15.1.2, 15.1.3(ii) and 15.1.4 in a minimum amount of $300,000,000 per occurrence and in the aggregate; and

15.1.6	pollution legal liability coverage in a minimum amount of $100,000,000 per occurrence and in the aggregate.

15.2	Additional Insurance Requirements.

15.2.1
The foregoing policies in Section 15.1 shall include or provide that the underwriters waive all rights of subrogation against Aron and the insurance is primary without contribution from Aron’s insurance. The foregoing policies with the exception of those listed in Sections 15.1.1 and 15.1.3(i) shall include Aron, its subsidiaries, and affiliates and their respective directors, officers, employees and agents as additional insured. The foregoing policy in Section 15.1.1 shall include Aron as loss payee with respect the Aron inventory.

15.2.2
DCR shall cause its insurance carriers to furnish insurance certificates to Aron, in a form reasonably satisfactory to Aron, evidencing the existence of the coverages required pursuant to Section 15.1. The certificate shall specify that the insurer will provide 30 days’ written notice prior to cancelation of insurance becoming effective. Upon Aron’s request, DCR shall provide renewal certificates within 30 days of the expiration of the previous policy under which coverage is maintained.

15.2.3	The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.

15.2.4	DCR shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.

15.2.5	DCR shall be responsible for any deductibles or retentions that are applicable to the insurance required pursuant to Section 15.1.

16.	FORCE MAJEURE

16.1
Neither Party shall be liable to the other Party if it is rendered unable by a Force Majeure Event to perform in whole or in part any obligation or condition of this Agreement for so long as the Force Majeure Event exists and to the extent that performance is hindered by the Force Majeure Event; provided, however, that the Party unable to perform shall use all commercially reasonable efforts to avoid or remove the Force Majeure Event. During the period that performance by the affected Party of a part or whole of its obligations has been suspended by reason of a Force Majeure Event, the other Party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, other than any payment or indemnification obligations that arose prior to the Force Majeure Event.

16.2
To the extent reasonably practicable, the affected Party rendered unable to perform shall give written notice to the other Party within 24 hours after receiving notice of the occurrence of a Force Majeure Event, including, to the extent feasible, the details and the expected duration of the Force Majeure Event and the volume of Product affected. Such Party also shall promptly notify the other when the Force Majeure Event has terminated.

17.	REPRESENTATIONS, WARRANTIES & COVENANTS

17.1
Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date, and shall be deemed to represent and warrant as of the date of any purchase of Product hereunder, that:

17.1.1
it is (i) an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended, and (ii) a “forward contract merchant” under section 101(26) and a “master netting agreement participant” under section 101(38B), for purposes of the Bankruptcy Code;

17.1.2
it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing, has the power to execute and deliver this Agreement and any other related documentation that it is required by this Agreement to deliver and to perform its obligations under this Agreement, and has taken all necessary action to authorize such execution, delivery and performance;

17.1.3
such execution, delivery and performance do not violate or conflict with, in any material respect, any Applicable Law, any provision of its constitutional documents or any order or judgment of any court or Governmental Authority;

17.1.4	all governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement have been obtained or submitted and are in full force and effect;

17.1.5
its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

17.1.6	no Termination Event has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

17.1.7
there is not pending, nor to its knowledge threatened against it, any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement;

17.1.8
it has entered into the Transaction Documents and will enter into any transaction thereunder as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise) and with a full understanding of the material terms and risks of the same, and has made its own independent decision to enter into the Transaction Documents and any transaction and as to whether the Transaction Documents and any transaction are appropriate or suitable for it based upon its own judgment and upon advice from such advisers as it has deemed necessary and not in reliance upon any view expressed by any other Party;

17.1.9
it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) the Transaction Documents and any transaction, understands and accepts the terms, conditions and risks of the Transaction Documents and any transaction and is capable of assuming and assumes the risks of the Transaction Documents and any transactions contemplated thereunder;

17.1.10	it is not bound by any agreement that would preclude or hinder its execution, delivery or performance of any of the Transaction Documents;

17.1.11
neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Product hereunder who is entitled to any compensation with respect thereto; and

17.1.12
none of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with any of the Transaction Documents.

17.2	Mutual Covenants.

17.2.1
Compliance with Applicable Laws. Each Party undertakes and covenants to the other Party that it shall comply in all material respects with all Applicable Laws, including all Environmental Laws, to which it may be subject in connection with the performance of any obligation or exercise of any rights under any of the Transaction Documents or in connection with any transaction contemplated by or undertaken pursuant to this Agreement.

17.2.2
Books and Records. All records or documents provided by any Party to the other Party shall, to the best knowledge of such Party, accurately and completely reflect the facts or estimates about the activities and transactions to which they relate. Each Party shall promptly notify the other Party if at any time such Party has reason to believe that any records or documents previously provided to the other Party no longer are materially accurate or complete.

17.2.3	Payments. All payments made under this Agreement shall be made in U.S. Dollars, the lawful currency of the United States.

17.3	DCR’s Representations and Covenants.

17.3.1
DCR represents and warrants that the Tanks have been maintained, repaired, inspected and serviced in accordance with Accepted Industry Practice and are generally in serviceable condition (normal wear and tear excepted) in all material respects.

17.3.2
DCR agrees that neither it nor any of its subsidiaries shall have any interest in or the right to dispose of, and shall not create or consent to the creation of any Liens with respect to, the Aron Inventory (it being acknowledged that (i) Excess Quantities do not constitute Aron Inventory and (ii) upon DCR purchasing any Aron Inventory pursuant to Section 6.4.5, such quantities shall not constitute Aron Inventory unless and until repurchased by Aron pursuant to Section 6.4.5). DCR authorizes Aron to file at any time and from time to time any UCC financing statements identifying the Aron Inventory subject to this Agreement and Aron’s ownership thereof and title thereto, and DCR shall execute and deliver to Aron, and DCR hereby authorizes Aron to file (with or without DCR’s signature), at any time and from time to time, all amendments to financing statements, assignments, continuation financing statements, termination statements and other documents and instruments, in form reasonably satisfactory to each of Aron and DCR, as Aron may reasonably request, to provide public notice of Aron’s ownership of and title to the quantities of the Aron Inventory subject to this Agreement and the Intercreditor Agreement.

17.3.3
DCR agrees that, other than in connection with a refinancing of the 8.25% notes due 2020 issued by PBFH and certain affiliates or the issuance of notes to effectively replace the 8.25% notes due 2020, it will not incur, create, assume or guaranty any Specified Indebtedness if, in connection with such incurrence, creation, assumption or guaranty or proposed incurrence, creation, assumption or guaranty of Specified Indebtedness, the ratings assigned to the 8.25% notes due 2020 issued by PBFH and certain Affiliates thereof, or any applicable refinancing of such notes, are (or would be) lower than B2 (or its then-current equivalent) by Moody’s Investors Service, Inc. (or any successor rating agency thereto) and B (or its then-current equivalent) by Standard & Poor’s Ratings Service (or any successor rating agency thereto), as rated by both such rating agencies.

For the purposes of the foregoing, “Specified Indebtedness” means: the (i) obligations described in clauses (a), (b) and (f) (but only with respect to such clause (f) for obligations of third parties that are not Affiliates of DCR and are secured as described in such clause (f)), in each case as set forth in the such clauses in the definition of “Indebtedness” in the Revolving Credit Agreement; and (ii) reimbursement obligations in respect of letters of credit, letters of guaranty, bankers’ acceptable and similar instruments; provided, however, that Specified Indebtedness shall not include in any event any reimbursement obligations relating to letters of credit (w) used in the ordinary course in connection with the purchase or financing of hydrocarbon assets (including feedstocks) or the transportation thereof, (x) used in connection with any hedging obligations (including commodities, currency and/or interest rate hedges) incurred in the ordinary course of business, (y) used in connection with self-insurance obligations, insurance premiums, workers’ compensation, unemployment insurance, performance of surety bonds, bankers’ acceptances, or the satisfaction of applicable legal or regulatory requirements (including in respect of environmental and other regulatory obligations, to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, or to secure liability for premiums to insurance brokers, carriers or insurance companies or (z) additional obligations incurred in the ordinary course of business in an amount not to exceed $100,000,000 of face value of any such reimbursement obligations at any time outstanding.

17.4
Acknowledgement. DCR and Aron each acknowledge and agree that (1) each is a merchant of crude oil and petroleum products and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of their respective business that are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued pursuant to or in connection with this Agreement, (2) neither DCR nor Aron has any fiduciary or trust obligations of any nature with respect to the other Party, or any of such Party’ Affiliates, (3) DCR and Aron may enter into transactions and purchase crude oil or petroleum products for their own account or the account of others at prices more favorable than those being paid by or to the other Party hereunder and (4) nothing herein shall be construed to prevent DCR or Aron, as applicable, or any of their partners, officers, employees or Affiliates, in any way, from purchasing, selling or otherwise trading in crude oil, petroleum products or any other commodity for their own account or for the account of others, whether prior to, simultaneously with or subsequent to any transactions under this Agreement (such matters and activities conducted or engaged in by each Party as described in the foregoing clauses (1), (3) and (4), and including in any event any hedging activities on any Products and other hydrocarbon assets unrelated to the transactions set forth in this Agreement or the other Transaction Documents, together with any and all other business and activities conducted or engaged in by such Party that are unrelated to this Agreement, the other Transaction Documents, the Related Agreement and/or any Specified Transactions, being its respective “Outside Activities”).

17.5
Outside Activities. Each of DCR and Aron acknowledge and agree that (a) all of its respective Outside Activities are conducted at its sole discretion and solely for its own account, (b) as a consequence, each shall solely be responsible to retain and pay, discharge and perform as and when due all Liabilities with respect to its own respective Outside Activities and (c) to the fullest extent permitted by Applicable Law, it shall defend, indemnify and hold harmless the other Party and its Affiliates from and against any Liabilities incurred by such other Party or its Affiliates as a result of or related to such first Party’s respective Outside Activities.

18.	TERMINATION EVENTS, DEFAULT & EARLY TERMINATION

18.1	Events of Default. Notwithstanding any other provision of this Agreement, the occurrence and continuance of any of the following events or circumstances shall constitute an “Event of Default”:

18.1.1	A Party fails to make a payment when due and payable under this Agreement within two Business Days following receipt of a written demand for payment by the other Party.

18.1.2
A Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) breaches any representation or warranty made or repeated, or deemed to have been made or repeated, by the Party in any material respect, or any representation or warranty proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement or any Transaction Document; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within ten Business Days from the date that such Party receives written notice that corrective action is needed.

18.1.3
Other than a default more specifically described in this Section 18.1, a Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) fails to perform any material obligation or breaches a material covenant required under this Agreement or any Transaction Document, which, if capable of cure, is not cured to the reasonable satisfaction of the other Party (acting in good faith and in a commercially reasonable manner) within ten Business Days from the date that such Party receives written notice that corrective action is needed.

18.1.4	A Party or such Party’s Guarantor (or, in the case of DCR, PBF) becomes or is Bankrupt;

18.1.5
A Party’s Guarantor (i) fails to satisfy, perform or comply with any material obligation in accordance with its Guaranty in favor of the other Party (the “Receiving Party”) if such failure continues after any applicable grace or notice period, (ii) breaches any covenant or any representation or warranty proves to have been incorrect or misleading in any material respect under its Guaranty, which is not cured within any applicable grace or notice period, or (iii) repudiates, disclaims, disaffirms or rejects (in each case, in writing), in whole or part, any obligation under its Guaranty, or challenges the validity of its Guaranty (in each case, in writing).

18.1.6
(i) Either Party or any of its Designated Affiliates (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under or any early termination of, that Specified Transaction, or (2) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf), provided, that the other Party shall first give notice thereof to such first Party, and such default or other applicable event is not cured (if capable of being cured) to the reasonable satisfaction of the other Party within five Business Days from the date that such Party receives such notice (it being acknowledged and agreed that the foregoing shall not alter or extend the applicable notice or grace period, if any, applicable to such

Specified Transaction and that the foregoing five Business Day period applies only to the right of a Party to declare an Event of Default under this Section 18.1.6); or (ii) either Party or any Affiliate of such Party that is a party to any credit support document provided pursuant to the terms and conditions of this Agreement disaffirms, disclaims, repudiates or rejects, in whole or in part, such credit support document or its material obligations thereunder other than pursuant to the applicable terms and conditions thereof.

18.1.7
Any Lien (other than a Lien granted by Aron and other than inchoate tax Liens) is placed on any material portion of the Aron Inventory due to an act or with the consent of DCR. Upon the occurrence of such event, DCR shall be deemed to be a Defaulting Party hereunder and Aron shall be deemed to be the Performing Party.

18.1.8	A Party fails to provide adequate assurances in accordance with, and within the time periods set forth in, Section 13.6.

18.2
Additional Termination Events. Notwithstanding any other provision of this Agreement, the occurrence of any of the events or circumstances specified in this Section 18.2 shall constitute an “Additional Termination Event” and, in each instance, DCR shall be deemed to be the “Affected Party” and Aron shall be deemed to be the Performing Party for purposes of determining the rights and remedies available to the Performing Party under Section 18.3.

18.2.1
Except in the case of any Refinery maintenance or turnaround, either (i) operations at the Refinery shall have ceased (other than as a result of a Force Majeure Event) for a period of at least 90 consecutive days or (ii) there occurs an inability to receive into, deliver Products out of or store Products (other than as a result of a Force Majeure Event) in the Tanks (taken as a whole) in any material respect for a period of at least 90 consecutive days.

18.2.2	A Force Majeure Event affecting the Refinery has occurred and is continuing for a period of at least 90 consecutive days.

18.2.3
The obligations under any Credit Agreement have become due and payable (i) at their scheduled maturity and have not been repaid in full on or prior to such date (after giving effect to any grace or cure periods) or (ii) prior to their scheduled maturity as a result of the occurrence and continuance of an event of default thereunder and the acceleration of the scheduled maturity of such obligations.

18.2.4	An “Event of Default” exists with respect to PRCLLC or PBFH under the Related Agreement.

18.2.5
DCR or any of its Affiliates sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the assets of the Refinery (provided that the foregoing event shall not constitute an Additional Termination Event if DCR has, in a timely manner, exercised its early termination right in connection with such event pursuant to Section 2.3 or 2.4 and complied with all applicable terms and conditions hereof in connection with exercising such right).

18.2.6
PBFH or DCRC (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another person (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii)(A) the successor resulting from any such consolidation, amalgamation or merger or the person that otherwise acquires all or substantially all of the assets of PBFH or DCRC does not assume, either by operation of law or without amendment or modification of the applicable Transaction Documents (other than any amendments or modifications that are ministerial in nature), all of DCR’s obligations hereunder and under the other Transaction Documents, or (B) in the reasonable judgment of Aron, the creditworthiness of the resulting, surviving or transferee person, taking into account any guaranties, is materially weaker than DCR immediately prior to the consolidation, amalgamation, merger or transfer (provided that the foregoing event shall not constitute an Additional Termination Event if DCR has, in a timely manner, exercised its early termination right in connection with such event pursuant to Section 2.3 or 2.4 and complied with all applicable terms and conditions hereof in connection with exercising such right).

18.2.7
A Change of Control with respect to PBF (provided that the foregoing event shall not constitute an Additional Termination Event if DCR has, in a timely manner, exercised its early termination right in connection with such event pursuant to Section 2.3 or 2.4 and complied with all applicable terms and conditions hereof in connection with exercising such right); provided that any Early Termination Date designated by Aron as a result of such occurrence shall occur no earlier than the effective date of such Change of Control event.

18.2.8
The Intercreditor Agreement ceases to be in full force and effect or the “Revolving Agent” (as defined therein) repudiates, disclaims, disaffirms or rejects (in each case, in writing), in whole or part, any of its material obligations thereunder or challenges the validity thereof (in each case, in writing).

18.3	Remedies Generally. Notwithstanding any other provision of this Agreement or any Specified Transaction, upon the occurrence and continuance of an Event of Default with respect to a Party (such Party referred to as the “Defaulting Party”), or upon the occurrence and continuance of an Additional Termination Event with respect to the Affected Party, the other Party in each case (the “Performing Party”) may, in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities, do any or all of the following:

18.3.1	suspend its performance under this Agreement, including any Product sale, purchase, receipt, delivery or payment obligations, upon written notice to the Defaulting Party or Affected Party;

18.3.2
declare all or any portion of the Defaulting Party’s or Affected Party’s, as applicable, obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party or Affected Party, as applicable;

18.3.3	upon written notice to the Defaulting Party or the Affected Party, specify a date (the “Early Termination Date”) on which to terminate this Agreement;

18.3.4	terminate all other Transaction Documents and all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement;

18.3.5	close out any Specified Transactions pursuant to Section 18.4;

18.3.6	determine the Settlement Amount pursuant to Section 18.5;

18.3.7	determine the Termination Amount as provided in Section 18.6; and

18.3.8	exercise any rights and remedies provided or available to the Performing Party under this Agreement or at law or equity, including such remedies as provided for under the UCC.

18.4
Export of Defaults to and Liquidation of Specified Transactions. If the Performing Party gives written notice to the Non-Performing Party pursuant to Section 18.3.3 declaring an Early Termination Date, the occurrence thereof shall constitute a material breach and an event of default, howsoever described, under all Specified Transactions by the Non-Performing Party, and the Performing Party may, by giving notice to the Non-Performing Party, designate an early termination date (which shall be no earlier than the Early Termination Date) for all Specified Transactions and, upon such designation, terminate, liquidate, accelerate and otherwise close out all Specified Transactions that lawfully may be closed out and terminated or, to the extent that in the reasonable opinion of the Performing Party certain of such Specified Transactions may not be liquidated and terminated under Applicable Law on such Early Termination Date, as soon thereafter as is reasonably practicable in which case the actual termination date for such Specified Transactions will be the Early Termination Date, subject to the final sentence of this Section 18.4. In such event, the Performing Party shall calculate the payments due upon early termination of such Specified Transactions in accordance with the terms set forth in such Specified Transactions and in a commercially reasonable manner and without duplication of any amounts payable pursuant to Section 18.5, which shall be aggregated or netted to a single liquidated amount (the “Specified Transaction Close-Out Amount”) and paid pursuant to the terms of such agreements, or, if no payment date is specified, on the payment date specified in Section 18.7. In determining the Specified Transaction Close-Out Amount the Performing Party may foreclose upon and apply any collateral provided by or on behalf of the Non-Performing Party under this Agreement or any Specified Transaction. Notwithstanding the foregoing, in lieu of closing out, liquidating and terminating such Specified Transactions, to the extent practicable and if mutually agreed to by the Parties, the Parties shall use commercially reasonable efforts to permit the Non-Performing Party to assume the Performing Party’s obligations under such Specified Transactions upon commercially reasonable terms.

18.5	Determination of Settlement Amount in the Event of Early Termination.

18.5.1
Notwithstanding any other provision of this Agreement, if the Performing Party terminates this Agreement pursuant to Section 18.3.3, the Performing Party shall have the right, immediately and for 60 days thereafter, to terminate any other contract or agreement that may then be outstanding among the Parties that relates specifically to this Agreement, including any Transaction Document and, subject to Section 18.5.2, to liquidate and terminate any or all rights and obligations under this Agreement; provided that, in the event Aron is the Performing Party, this Agreement shall not be deemed to have terminated in full until Aron shall have disposed of all of the Aron Inventory (but in any event within 60 days thereafter); and provided further that such 60 day period shall be extended to the extent that the Performing Party is subject to or required to comply with the order of any court of competent jurisdiction that limits its ability to exercise such rights or remedies or if the exercise of such rights or remedies is impracticable due to circumstances beyond the Performing Party’s reasonable control (which, with the exercise of due diligence, such Party cannot avoid or overcome). The “Settlement Amount” shall mean the amount, expressed in U.S. Dollars, of all actual, reasonable losses and costs that are incurred by the Performing Party (expressed as a positive number) or gains that are realized by the Performing Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations under this Agreement, each determined in a commercially reasonable manner. The determination of the Settlement Amount shall include (without duplication): (w) for any Specified Period designated by DCR or otherwise established pursuant to the provisions of Schedule F prior to the Early Termination Date that ends after such Early Termination Date, the net present values as of the Early Termination Date of the Inventory Intermediation Roll Fees that would have become due as of the end of such Specified Period absent the early termination (where the discount rate to be used in the net present value calculation shall be equal to LIBOR plus the Applicable Margin), (x) all Specified Unwind Costs (as determined with respect to all Corresponding Futures and aggregated into a net amount), (y) the actual, reasonable losses and costs (or gains) incurred or realized by the Performing Party to the extent it elects to dispose of any Product inventories maintained for purposes of this Agreement and (z) if such termination occurs prior to July 1, 2017 and Aron is the Performing Party, the net present value of any Specified Early Termination Fee or Early Termination Fee that would have been payable to Aron pursuant to Section 3.8.7 or 3.8.8, respectively, as a result of an early termination under Section 2.3 or 2.4 of this Agreement (and the discount rate to be used in the net present value calculation shall be equal to LIBOR plus the Applicable Margin), except that if such termination occurs prior to January 1, 2016 the Specified Early Termination Fee shall be calculated in the same manner as under Section 3.8.7 except that the Default Early Termination Margin shall be used in place of the Specified Early Termination Margin. If the Settlement Amount is a positive number it shall be due to the Performing Party and if it is a negative number, the absolute value thereof shall be due to the Defaulting Party.

18.5.2
The Settlement Amount shall be determined by the Performing Party, acting in good faith, in a commercially reasonable manner, based on the applicable liquidated and terminated rights and obligations and shall be payable by one Party to the other. The Performing Party shall determine the Settlement Amount commencing as of the date on which such termination occurs by reference to such futures, forward, swap and options markets as it shall select in its commercially reasonable judgment; provided that the Performing Party is not required to effect such terminations and/or determine the Settlement Amount on a single day, but rather may effect such terminations and determine the Settlement Amount over a commercially reasonable period of time (but in any event within 60 days thereafter, subject to extension of such 60 day period on the same basis as the 60 day period referred to in Section 18.5.1 may be extended thereunder). In calculating the Settlement Amount, the Performing Party shall discount to present value (in a commercially reasonable manner based on LIBOR) any amount which would be due at a later date and shall add interest (at a rate determined in the same manner) to any amount due prior to the date of the calculation.

18.6
Determination of the Termination Amount in the Event of Early Termination. The amount payable in respect of early termination due to an Event of Default shall comprise (without duplication) all of the following amounts, which shall be aggregated or netted to a single liquidated amount (the “Termination Amount”) owing from one Party to the other Party:

18.6.1	the Settlement Amount;

18.6.2	the Specified Transaction Close-Out Amount as determined pursuant to Section 18.4;

18.6.3
the amount of any performance assurance, credit support or collateral provided by or on behalf of DCR under any Specified Transaction held by Aron at the Early Termination Date, which shall be applied as a credit to DCR;

18.6.4
without duplication, all actual out-of-pocket losses, damages and expenses reasonably and necessarily incurred by the Performing Party as a result of the termination and liquidation of this Agreement, in each case including reasonable (i) attorneys’ fees, (ii) court costs, (iii) collection costs, (iv) interest charges and (v) other reasonable disbursements; and

18.6.5	all Unpaid Amounts, including any purchase price for Product that has not yet been paid.

18.7
Payment of Termination Amount. The Performing Party shall notify the Non-Performing Party of the Termination Amount due from or due to such Party. If the Non-Performing Party owes the Termination Amount to the Performing Party, the Non-Performing Party shall pay the Termination Amount on the second Business Day after it receives the statement. If the Performing Party owes the Termination Amount to the Non-Performing Party, the Performing Party shall pay the Termination Amount once it has reasonably determined all amounts owed by the Non-Performing Party to it under all Specified Transactions and its rights of close-out and setoff under Section 18.9.

18.8
Certain Rights of Aron as Performing Party. Without limiting any other rights or remedies hereunder, if Aron is the Performing Party, Aron may, in its commercially reasonable discretion, (i) withdraw from storage any and all of the Products then in the Included Locations, (ii) otherwise arrange for the disposition of any Products then in the Included Locations and (iii) liquidate in a commercially reasonable manner any credit support, margin or collateral, to the extent not already in the form of cash (including applying any other margin or collateral) and apply and set off such credit support, margin or collateral or the proceeds thereof against any obligation owing by DCR to Aron. Aron shall be under no obligation to prioritize the order with respect to which it exercises any one or more rights and remedies available hereunder. DCR shall in all events remain liable to Aron for any amount payable by DCR in respect of any of its obligations remaining unpaid after any such liquidation, application and set off.

18.9
Setoff Rights of Performing Party. If the Performing Party elects to designate an Early Termination Date under Section 18.3.3, the Performing Party shall be entitled, at its option and in its discretion (and without prior notice to the Non-Performing Party), to setoff against the Termination Amount (whether such Termination Amount is payable to the Performing Party or to the Non-Performing Party) any other amounts payable under any agreements between the Non- Performing Party and the Performing Party (whether or not matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that the Termination Amount is so set off, the Termination Amount and other amounts will be discharged promptly and in all respects. The Performing Party will give at least one Business Day’s prior written notice to the other Party of any set-off effected under this Section 18.9.

18.10
Non-Exclusive Remedies. The Performing Party’s rights under this Section 18 are in addition to, and not in limitation or exclusion of, any other rights of setoff, recoupment, combination of accounts, Lien or other right which it may have, whether by agreement, operation of law or otherwise. No delay or failure on the part of a Performing Party to exercise any right or remedy shall constitute an abandonment of such right or remedy and the Performing Party shall be entitled to exercise such right or remedy at any time after a Termination Event has occurred and is continuing.

18.11
Indemnification. The Non-Performing Party shall reimburse the Performing Party for its reasonable costs and expenses, including reasonable attorneys’ fees, actually incurred in connection with the enforcement of, suing for or collecting any amounts payable by the Non-Performing Party. The Non-Performing Party shall indemnify and hold harmless the Performing Party for any reasonable damages, losses and expenses actually incurred by the Performing Party as a result of any Termination Event.

19.	INDEMNIFICATION & CLAIMS

19.1
To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement (including the indemnification provisions in Section 21.2 and subject to Section 14), DCR shall defend, indemnify and hold harmless Aron, its Affiliates and their Representatives, agents and contractors from and against any Liabilities (i) caused by DCR or its Representatives, agents or contractors in performing its obligations under this Agreement, except to the extent that such Liabilities were caused by the negligence or willful misconduct on the part of Aron or its Representatives, agents or contractors or (ii) arising from or attributable to the actual or alleged presence or release of Hazardous Substances in connection with the performance or non-performance of the Transaction Documents or the transactions contemplated thereby, or any liability under any Environmental Law related in any way to or asserted in connection with the performance or non-performance of the Transaction Documents or the transactions contemplated thereby that is not caused the negligence or willful misconduct of Aron, its Affiliates, or their Representatives, agents or contractors.

19.2
To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement (including the indemnification provisions in Section 21.2 and subject to Section 14), Aron shall defend, indemnify and hold harmless DCR, its Affiliates and their Representatives, agents and contractors from and against any Liabilities caused by Aron or its Representatives, agents or contractors in performing its obligations under this Agreement, except to the extent that such Liabilities were caused by the negligence or willful misconduct on the part of DCR or its Representatives, agents or contractors.

19.3
In addition to the indemnification obligations set forth in Sections 19.1 and 19.2 and elsewhere in this Agreement (except as set forth in the indemnification provisions in Section 21.2, and subject to Section 14), each Party (referred to as the “Indemnifying Party”) shall indemnify and hold the other Party (the “Indemnified Party”), its Affiliates and their Representatives, agents and contractors harmless from and against any and all Liabilities directly or indirectly arising from (i) the Indemnifying Party’s breach of any of its obligations under or covenants made in this Agreement; (ii) the Indemnifying Party’s negligence or willful misconduct; (iii) the Indemnifying Party’s failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of Product or violation of any Environmental Law caused by the Indemnifying Party or its Representatives, agents or contractors, unless such violation liability results from the Indemnified Party’s negligence or willful misconduct; or (iv) the Indemnifying Party’s representations, covenants or warranties made herein having been proven to be to be materially incorrect or misleading when made.

19.4
The Parties’ obligations to defend, indemnify and hold each other harmless under the terms of this Agreement shall not vest any rights in any third party, nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.

19.5
Each Party agrees to notify the other Party as soon as practicable after receiving notice of any suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves a Termination Event by the Indemnifying Party under this Agreement which shall have occurred and be continuing. Furthermore, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to the entry of any judgment, which (i) does not include as a term thereof the giving by the claiming party or the plaintiff to the Indemnified Party of an unconditional release from all Liability in respect of such claim, (ii) grants non-monetary relief to the claiming party or the plaintiff or (iii) involves an admission of liability or guilt by the Indemnified Party.

20.	LIMITATION ON DAMAGES

20.1
Unless otherwise expressly provided in this Agreement, the Parties’ Liability for damages is limited to direct, actual damages only and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform or the termination of this Agreement. Each Party acknowledges the duty to mitigate damages hereunder.

21.	INFORMATION & INSPECTION RIGHTS

21.1
Audit Rights. Upon the reasonable request of either Party, the other Party shall provide the requesting Party with copies of all relevant documents and records in its possession that reasonably relate to the calculation of any formula, invoice, statement or the amount of any payment under this Agreement. The provisions of this Section 21 shall survive the termination of this Agreement for 18 months.

21.2
Right to Physical Inspection. From time to time during the Term, Aron shall have the right, at its own cost and expense, to have an Independent Inspector or its Representatives conduct surveys and inspections of any of the Tanks or facilities at the Refinery that are used to handle, store or transfer the Product from the Refinery process units to the Tanks, and to observe any Product transfer, handling, metering or related activities (including any aspects of the Volume Determination Procedures applied by DCR pursuant to Sections 6.3 and 9.5); provided that such surveys, inspections and observations shall be made during normal working hours, be subject to the Refinery’s security, safety and other rules and procedures, and be upon reasonable notice and not disrupt the Refinery’s normal operations. DCR agrees to provide Aron’s Independent Inspector and other Representatives with reasonable rights of access to and egress from the Tanks by crossing over, around and about the Facility in connection with this Section 21.2. Aron, when undertaking such survey, inspection or observation, either with its own personnel or a contractor or other Representative, shall be responsible for such personnel, contractor or Representative and DCR shall have the right, but not the obligation, to accompany such person at all times while at the Refinery. Neither Aron nor its Representatives may conduct any sampling, boring, drilling, probing, digging or other invasive investigative activity or inspections (other than a visual inspection) and none may operate any equipment or machinery or conduct any testing of the same in the course of such inspection. Aron (on behalf of Aron, its Affiliates and their Representatives, agents and contractors), to the fullest extent permitted by Applicable Law, hereby releases DCR, its Affiliates and their Representatives, agents and contractors from, and agrees to indemnify, defend and hold harmless DCR from any Liabilities, whether incurred by DCR or any of its parent entities, subsidiaries or Affiliates, directly or indirectly, including for (i) personal injuries to Aron’s and its Affiliate’s Representatives, agents and contractors and/or (ii) damages to the property of Aron’s and its Affiliate’s Representatives, agents and contractors, to the extent relating to, arising out of or connected with, directly or indirectly, Aron’s survey, inspection or observation of the Refinery and Tanks or Aron Representatives’ travel to or from or presence at the Refinery and Tanks in connection with this Agreement, even if such indemnified event relates to, arises out of or in connection with the active or passive, sole, concurrent or comparative negligence, strict liability, breach of duty (statutory or otherwise), violation of law or other fault of any of the aforesaid indemnified parties, or any pre-existing defect, except as prohibited by Applicable Law.

21.3
Disputes Regarding Volume Determination Procedures. If a Party in good faith believes that the Volume Determination Procedures have not been applied correctly, including based on the report of any Independent Inspector, the disputing Party shall provide written notice stating the reasons why the Volume Determination Procedures were applied incorrectly, along with supporting documentation, and the Parties shall thereafter reasonably cooperate in order to resolve the dispute, including considering the report of any Independent Inspector, if applicable. In the event the Parties are unable to resolve such dispute, the matter shall be resolved in accordance with Section 22.

22.	GOVERNING LAW & DISPUTES

22.1
Dispute Resolution. In the event the Parties are unable to resolve any claim, dispute or controversy regarding this Agreement or any matters arising in connection therewith, prior to initiating any arbitration or litigation as permitted herein, a Party shall refer the matter to a senior representative of such Party. Upon such referral, senior representatives of the Parties having authority to resolve the matter shall meet at a mutually acceptable time and place within ten days thereafter in order to exchange relevant information and to attempt to resolve the matter. If a senior representative intends to be accompanied to a meeting by an attorney, he or she shall give the other Party’s senior representative at least three Business Days’ prior notice of such intention so that he or she also can be accompanied by an attorney. If a Party’s senior representative does not meet with the other Party’s senior representative within such ten-day period or if the senior representatives are unable to resolve the dispute, then, following the expiration of such ten-day period, either Party may pursue any remedy available at law or in equity to enforce its rights hereunder available to it, subject in any event to the remainder of this Section 22.

22.2	Governing Law.

22.2.1
General Governing Law. Other than as set forth in Section 22.2.2, this Agreement and all matters arising in connection therewith, including validity and enforcement, contractual matters (except as otherwise set forth in Section 22.2.2) and any contractual payments owed hereunder, shall be governed by, interpreted and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles that would result in the application of a different law. As to this Section 22.2.1:

22.2.2.1	Disputes involving amounts in controversy less than $1,000,000 shall be resolved by one arbitrator pursuant to Section 22.4.

22.2.2.2	Disputes involving amounts in controversy of $1,000,000 or more, but less than $2,500,000 shall be resolved by three arbitrators pursuant to Section 22.4.

22.2.2.3
As to matters involving amounts in controversy of $2,500,000 or more, each Party hereby submits itself to the exclusive jurisdiction of (i) any federal court of competent jurisdiction situated in the City of Wilmington, Delaware, and agrees not to contest the laying of venue in such forum, or (ii) if any such federal court declines to exercise or does not have jurisdiction, any Delaware state court in the City of Wilmington, Delaware, and agrees not to contest the laying of venue in such forum.

22.2.2
Governing Law Exceptions. As to claims for personal injury and any claims directly or indirectly based on torts, personal injury, environmental claims and any and all claims in respect of indemnities and releases of claims among the Parties hereunder relating to any claims brought by any party other than DCR, Aron and their respective Affiliates or any Governmental Authority, this Agreement and all matters arising in connection therewith, shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws principles that would result in the application of a different law. As to this Section 22.2.2, each Party hereby submits itself to the exclusive jurisdiction of (i) any federal court of competent jurisdiction situated in the City of Wilmington, Delaware, and agrees not to contest the laying of venue in such forum, or (ii) if any such federal court declines to exercise or does not have jurisdiction, any Delaware state court in the City of Wilmington, Delaware and agrees not to contest the laying of venue in such forum.

22.3	EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO THE JURISDICTION OF ANY COURT PURSUANT TO THIS SECTION 22 OR

TO THE VENUE THEREIN OR ANY CLAIM OF INCONVENIENT FORUM OF SUCH COURT. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

22.4
Arbitration. Any dispute governed by Section 22.2.1.1 or 22.2.1.2 shall be resolved exclusively through final and binding arbitration using a single arbitrator, as to Section 22.2.1.1, or three arbitrators, as to Section 22.2.1.2, applying by reference the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”) as in effect on the date such dispute arises, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between the provisions of this Agreement and the AAA Rules or the Federal Arbitration Act, the provisions of this Agreement shall control.

22.4.1	Arbitration must be initiated within the time period allowed by the applicable statute of limitations.

22.4.2
As to Section 22.2.1.1, if the Parties are unable to jointly select an arbitrator within 30 days following the initiation of the dispute, the AAA will name the arbitrator within 30 days after expiration of such period. The Parties each shall pay one-half of the compensation and expenses of the arbitrator(s).

22.4.3
As to Section 22.2.1.2, the initiating Party’s notice shall identify the arbitrator such Party is appointing. The responding Party shall respond within 30 days after receipt of such notice, identifying the arbitrator such Party is appointing. If such Party does not name an arbitrator within the 30 days, the AAA will name the arbitrator for such Party within 30 days after expiration of such period. The two arbitrators so appointed or named shall select a third arbitrator within 30 days after the second arbitrator has been appointed or named. If the two appointed or named arbitrators cannot reach agreement upon the third arbitrator within the 30 day period, the AAA shall promptly name an independent arbitrator to act as the third arbitrator. The Parties each shall pay one-half of the compensation and expenses of the arbitrators.

22.4.4
All arbitrators must (i) be neutral persons who have never been officers, directors, employees or consultants or had other business or personal relationships (except acting as arbitrator) with the Parties or any of their Affiliates, officers, directors or employees and (ii) have experience in or be knowledgeable about the matters in dispute.

22.4.5	The location of all arbitration proceedings shall be the City of Wilmington, Delaware.

22.4.6
The Parties and the arbitrators shall proceed diligently so that the award can be made as promptly as possible. If the amount in controversy is less than $1,000,000 the hearing shall commence as promptly as practicable after the selection of the arbitrator. If the amount in controversy is equal to or exceeds $1,000,000, the hearing shall commence at such time as agreed to by the Parties and the arbitrators but no later than three months after the selection of the third arbitrator. Expedited discovery will be permitted if and as agreed to by the Parties. If the Parties are unable to agree, the arbitrators shall resolve any discovery disputes consistent with the AAA Rules. Any matter involving an amount in controversy that is equal to or in excess of $1,000,000 shall be treated as a large, complex commercial case as per the AAA Rules.

22.4.7
Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. In rendering any decision or award, the arbitrators must abide by all terms and conditions of this Agreement, including the exclusion of consequential, incidental, exemplary, special, indirect and punitive damages set forth in Section 20.

22.4.8	The Parties shall each bear their own costs and expenses (including attorneys’ fees) incurred in arbitrating any dispute pursuant to this Section 22.4.

22.5
Availability of Remedies. The Parties acknowledge and agree that damages may not be an adequate remedy for a breach of the provisions of this Agreement. For this reason, among others, the Parties could be irreparably harmed if this Agreement is not deemed to be specifically enforceable or any other legal or equitable remedy or relief is deemed not to be available, and the Parties hereby agree that, without prejudice to Section 18, this Agreement shall be specifically enforceable and that all other legal and equitable remedies and relief shall be available.

23.	ASSIGNMENT

23.1	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

23.2
DCR shall not assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of Aron, except as set forth in Section 23.4 and 23.5. Aron shall not assign this Agreement or its rights or interests hereunder, directly or indirectly, through consolidation, amalgamation, merger or transfer, by operation of law or otherwise, in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of DCR, except that Aron may, without DCR’s express written consent, assign and delegate all of Aron’s rights and obligations hereunder to any Affiliate of Aron; provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc.

23.3
If written consent is given for any assignment, the assignor shall remain jointly and severally liable with the assignee for the full performance of the assignor’s obligations under this Agreement unless the Parties otherwise agree in writing.

23.4
Either Party may create a security interest in (but may not otherwise assign any interest in) its receivables under this Agreement as to a third party without the consent of the other Party; provided that no such security interest shall impair or limit any rights or remedies of the other Party hereunder, including any rights of setoff, recoupment or counterclaim.

23.5
DCR may assign its rights and obligations under this Agreement to any and all lenders, security, note or bond holders, lien holders, investors, equity providers and other persons providing any interim or long term equity or debt financing, refinancing or recapitalization for the Refinery, their successors and assigns and any trustees or agents acting on their behalf. Additionally, if DCR wishes to assign (i) its rights and obligations under this Agreement, (ii) any Specified Transactions or (iii) any assets, including the Refinery and/or the Tanks, related to this Agreement to a master limited partnership that is an Affiliate of DCR, Aron agrees that it will cooperate with DCR in good faith and in a commercially reasonable manner to accommodate such assignment on terms that preserve for Aron, in all material respects, the economic and legal substance of the transactions contemplated by this Agreement and the Transaction Documents.

23.6
Any prohibited assignment in violation of this Section 23 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

24.	NOTICES

24.1
Notices in Writing. Any notice, demand or document that a Party is required or may desire to give hereunder, except to the extent specifically provided otherwise herein, must be (i) in writing and (ii) given by personal delivery, overnight courier, facsimile or U.S. mail registered or certified mail, return receipt requested, with the postage prepaid and properly addressed or communicated to such Party at its address or facsimile number set forth on Schedule K, or at such other address as either Party may have furnished to the other by notice given in accordance with this Section 24.1. Other than notices relating to a Termination Event, termination of this Agreement, indemnification, assignment and disputes, notice may also be given by electronic mail at such e-mail address as is typically used for such type of matter in the conduct of the recipient’s business. Any notice delivered or made by personal delivery, overnight courier, facsimile or U.S. mail shall be deemed to be given on the date of actual delivery as shown by the receipt for personal delivery or overnight courier delivery, the addresser’s machine confirmation for facsimile deliver or the registry or certification receipt for registered or certified mail.

25.	NATURE OF THE TRANSACTION & RELATIONSHIP OF THE PARTIES

25.1
Neither this Agreement nor any other Transaction Document or transaction under any of them, nor the performance by the Parties of their respective obligations under this Agreement, any other Transaction Document or any transaction shall constitute or create a joint venture, partnership or legal entity of any kind between the Parties. It is understood that each Party has complete charge of its employees and agents in the performance of its duties hereunder and nothing herein shall be construed to make a Party, or any employee or agent of such Party, an agent or employee of another Party. No Party shall have any authority (unless expressly conferred in writing under this Agreement or otherwise and not revoked) to bind another Party as its agent or otherwise.

26.	CONFIDENTIALITY

26.1
This Agreement and all documents related to the foregoing and any information pertaining thereto made available by a Party or its Representatives to the other Party or its Representatives are confidential (collectively, “Confidential Information”), which obligation supersedes in all respects the Mutual Confidentiality Agreement dated as of April 18, 2013 by and between Aron and PBFH (the “Confidentiality Agreement”). Each Party shall at a minimum use the same efforts and standard of care with respect to Confidential Information provided by the other Party that it uses to preserve its own confidential information, and in no event less than commercially reasonable efforts. Confidential Information shall not be discussed with or disclosed to any third party by any Party except for such information (i) as may become generally available to the public through no breach of this Section 26.1 or any other agreement between the Parties, (ii) as may be required or appropriate in response to any summons, subpoena or otherwise in connection with any litigation or to comply with any Applicable Law or accounting disclosure rule or standard or request by any supervisory or regulatory authority, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the other Party or its credit support provider in making such disclosure or (iv) as may be furnished to the disclosing Party’s Affiliates or to its Representatives, all of whom are required to keep the information that is disclosed in confidence. This Section 26.1 shall remain in effect for two years following the termination of this Agreement.

26.2
In the case of disclosure covered by clause (ii) of Section 26.1, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure (provided that the disclosing Party shall not be required to waive any attorney-client or work product privilege) and shall use reasonable efforts to prevent or limit such disclosure. The Parties may exercise all remedies available at law or in equity to enforce or seek relief in connection with the confidentiality obligations contained in this Agreement.

27.	CHANGE IN LAW

27.1
Each Party shall make reasonable efforts to monitor any proposed Change in Law that may reasonably be expected to have an impact on Aron’s ability to perform any of its obligations under any of the Aron Hedges in a commercially reasonable manner and shall promptly notify the other Party upon becoming aware of any such proposed Change in Law. Such notice shall identify the proposed Change in Law and set out in reasonable detail the effects the notifying Party anticipates such Change in Law would have upon such performance of any such Aron Hedges if enacted. The Parties shall in good faith meet to discuss what, if any, measures can be taken by either Party (or both) to minimize and/or mitigate the effect of any such proposed Change in Law. If a Change in Law results or would result in a Party (the “Adversely Affected Party”): (a) violating any Applicable Law in connection with its performance of any of the Aron Hedges, (b) incurring Taxes, Liabilities or other sanctions of a monetary nature in excess of $1,000,000 per annum solely as a result of such Party’s performance of the Aron Hedges, in each case the Adversely Affected Party shall be entitled to request that the Parties meet for purposes of addressing such Change in Law by providing written notice (a “Change in Law Notice”) to the other Party (the “Non-Affected Party”). Within seven Business Days of receipt of a Change in Law Notice, the Parties shall meet in good faith with a view to identifying any steps (“Consequential Steps”) that would alleviate the effects of the relevant Change in Law on the Adversely Affected Party, which may include an agreement between the Parties to share the relevant incremental losses incurred by the Adversely Affected Party or the amendment of any Transaction Document. In identifying the Consequential Steps, the Parties shall, as far as is reasonably practicable, do so in a manner that preserves the balance of the commercial agreement (including economic benefits, risk allocation, costs and Liabilities) existing between the Parties under this Agreement as of the Effective Date. In the event the Parties cannot reach agreement on the Consequential Steps and on the implementation of the same within 30 Business Days of receipt by the Non-Affected Party of the Change in Law Notice, either Party may terminate this Agreement by giving the other Party 30 Business Days advance notice of such termination.

27.2
Each Party shall make reasonable efforts to monitor any proposed Change in Law that results from, or is relevant to, any Taxes, Liabilities or sanctions in respect of any gross receipts tax pursuant to Title 30 of the Delaware Code as in effect from time to time (a “Delaware Tax Change in Law”), and that may reasonably be expected to have an impact on either Party’s (or its Guarantor’s) ability to perform any of its obligations under any of the Transactions Documents in a commercially reasonable manner and shall promptly notify the other Party upon becoming aware of any such proposed Delaware Tax Change in Law. Such notice shall identify the proposed Delaware Tax Change in Law and set out in reasonable detail the effects the notifying Party anticipates such Delaware Tax Change in Law would have upon such performance of any such Transaction Documents if enacted. The Parties shall in good faith meet to discuss what, if any, measures can be taken by either Party (or both) to minimize and/or mitigate the effect of any such proposed Delaware Tax Change in Law. If a Delaware Tax Change in Law results or would result in a Party or its Guarantor (the “Adversely Tax Affected Party”) incurring Taxes, Liabilities or other sanctions of a monetary nature in excess of $1,500,000 per annum solely as a result of such Party’s (or its Guarantor’s) performance of the Transaction Documents, in each case the Adversely Tax Affected Party shall be entitled to request that the Parties meet for purposes of addressing such Delaware Tax Change in Law by providing written notice (a “Change in Tax Law Notice”) to the other Party (the “Tax Non-Affected Party”). Within seven Business Days of receipt of a Change in Tax Law Notice, the Parties shall meet in good faith with a view to identifying any steps (“Consequential Tax Steps”) that would alleviate the effects of the relevant Delaware Tax Change in Law on the Adversely Tax Affected Party, which may include an agreement between the Parties to share the relevant incremental losses incurred by the Adversely Tax Affected Party or the amendment of any Transaction Document. In identifying the Consequential Tax Steps, the Parties shall, as far as is reasonably practicable, do so in a manner that preserves the balance of the commercial agreement (including economic benefits, risk allocation, costs and Liabilities) existing between the Parties under this Agreement as of the Effective Date. In the event the Parties cannot reach agreement on the Consequential Steps and on the implementation of the same within 30 Business Days of receipt by the Tax Non-Affected Party of the Delaware Tax Change in Law Notice, then either Party may terminate this Agreement (but not the Related Agreement) by giving the other Party at least 30 Business Days advance notice of such termination which shall provide for a termination date on the first Business Day of a month (and no Early Termination Fee, Specified Early Termination Fee, or other early termination fee will accrue or become due and payable in connection with any such termination, notwithstanding any term or condition herein to the contrary, but otherwise such termination shall be subject to the terms and conditions of a termination addressed under Section 3.8).

28.	MISCELLANEOUS

28.1
Survival. Termination or expiration of this Agreement shall not affect any rights or obligations that may have accrued prior to termination, including any in respect of antecedent breaches and, for the avoidance of doubt but subject to the terms of this Agreement, any rights or obligations under this Agreement or any of the other Transaction Documents in respect of transactions entered into up to and including the date of termination or expiration of this Agreement. The obligations of each Party that expressly survive termination, are required to take effect on or give effect to termination or the consequences of termination or which by their very nature must survive termination shall continue in full force and effect notwithstanding termination of this Agreement.

28.2
Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the Parties regarding the matters contemplated herein or related thereto and no representations or warranties shall be implied or provisions added hereto in the absence of a written agreement to such effect between the Parties after the Effective Date; provided, however, that nothing in this Agreement shall limit, impair or contravene the Parties’ or their Affiliates’ rights as set forth in any Specified Transaction (whether entered into prior to, on or after the Effective Date) regarding the collection and determination of margin and collateral, the exporting or importing of events of default, termination events or the netting and setting off of amounts due. This Agreement may not be altered, amended, modified or otherwise changed in any respect except by a writing duly executed by an authorized representative of each Party and no representations or warranties shall be implied or terms added in the absence of a writing signed by both Parties. No promise, representation or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

28.3
Severability. If at any time any court of competent jurisdiction declares that any provision of this Agreement is or any provision of this Agreement becomes illegal, invalid or unenforceable in any respect under any Applicable Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Applicable Law of any other jurisdiction will be affected or impaired in any way. The Parties will negotiate in good faith with a view to reform this Agreement in order to give effect to the original intention of the Parties and produce as nearly as is practicable in all the circumstances the appropriate balance of the commercial interests of the Parties. The failure to agree upon such provisions for any reason or no reason shall not be considered a breach of this Agreement.

28.4
Waiver and Cumulative Remedies. No failure to exercise, nor any delay in exercising, any right, power or remedy under this Agreement or provided by Applicable Law shall operate as a waiver, nor shall any single or partial exercise of any right, power or remedy prevent any further or other exercise or the exercise of any other right, power or remedy. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers or remedies. Any waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

28.5	Time Is of the Essence. Time shall be of the essence for this Agreement with respect to all aspects of each Party’s performance of its obligations under this Agreement.

28.6
No Third-Party Beneficiaries. There are no third party beneficiaries to this Agreement and the provisions of this Agreement shall not impart any legal or equitable right, remedy or claim enforceable by any person, firm or organization other than the Parties and their successors in interest and permitted assigns.

28.7
Announcements. At no time during the Term of this Agreement, and for a period of two years following its expiration or termination, shall any Party issue any press announcement or public statement regarding this Agreement without the prior written consent of the other Party, except as may be required by Applicable Law or applicable stock exchange rules or requirements or to the extent public disclosure is required under the circumstances described in any relevant confidentiality agreement entered into between the Parties. The issuing Party will:

28.7.1
use all reasonable efforts to notify the other Party of the content of such announcement at least three Business Days prior to such issue (unless otherwise required by Applicable Law or to the extent public disclosure is required under the circumstances described in any relevant confidentiality agreement entered into by the Parties); and

28.7.2	take the other Party’s comments on the proposed announcement into account as is reasonable under the circumstances, provided such comments are received within two Business Days of the notification.

28.8
Expenses. Each Party shall pay its own costs, fees and expenses, including attorneys’ fees, incurred by such Party in connection with the Transaction Documents and any costs, fees and expenses incident to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated thereunder.

28.9
Counterparts. This Agreement may be executed by the Parties in separate counterparts and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) the same with the same force and effect as if such facsimile or electronic signature page were an original thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative.
J. ARON & COMPANY

By:/s/ Simon Collier
Name: Simon Collier
Title:    Attorney-in-fact

DELAWARE CITY REFINING COMPANY LLC

By:/s/ Thomas O'Connor
Name:Thomas O'Connor
Title:    Senior Vice President

PBF HOLDING COMPANY LLC

By:/s/ Thomas O'Connor
Name:Thomas O'Connor
Title:    Senior Vice President

K&E 25522417.16
ny-1188874

SCHEDULE A
Products List

PBF Corporate Standard	Product Group
RBOB Reg	Gasoline
ALKYLATE	Gasoline
Alkylate Receipts	Gasoline
CBOB Prm	Gasoline
CBOB Prm 12.9#	Gasoline
CBOB Prm 13.5#	Gasoline
CBOB Prm 14.5#	Gasoline
CBOB Prm 15.0#	Gasoline
CBOB Prm 7.8#	Gasoline
CBOB Prm 9.0#	Gasoline
CBOB Reg	Gasoline
CBOB Reg 10.0#	Gasoline
CBOB Reg 12.9#	Gasoline
CBOB Reg 13.5#	Gasoline
CBOB Reg 14.5#	Gasoline
CBOB Reg 15.0#	Gasoline
CBOB Reg 7.8#	Gasoline
CBOB Reg 9.0#	Gasoline
CGO	Distillate
Cnv Reg	Gasoline
Diesel-Strtrun	Distillate
Distillate Blendstk	Distillate
Gasoline Blendstk	Gasoline
Gasoline Blendstk Receipts	Gasoline
Gasoline-Cat	Gasoline
Gasoline-Hvy Cat	Gasoline
Gasoline-Lt Cat	Gasoline
Gasoline-Lt Strtrun	Gasoline
Gasoline-Poly	Gasoline
HCO	Distillate
JET A	Distillate
Jet A FTZ	Distillate
Kerosene	Distillate
Kerosene ULS	Distillate
Kerosene-Strtrun	Distillate
Kerosene-Strtrun Receipts	Distillate
LCO	Distillate
LCO Receipts	Distillate
LGO	Distillate
LGO Receipts	Distillate

Naphtha	Gasoline
Naphtha Shipments	Gasoline
Naphtha-Hvy Cat	Gasoline
Naphtha-Hvy Coker	Gasoline
No 2 HO	Distillate
No 2 HO 2000 UD	Distillate
No 2 LSD 500	Distillate
No 2 LSHO 500	Distillate
No 2 ULSD	Distillate
No 2 ULSD 15	Distillate
No 2 ULSD 15 Exp	Distillate
No 2 ULSHO 15	Distillate
PBOB Prem	Gasoline
PBOB Prm	Gasoline
PBOB Prm 11.5#	Gasoline
PBOB Prm 13.5#	Gasoline
PBOB Prm 15.0#	Gasoline
PBOB Prm V1	Gasoline
PBOB Prm V2	Gasoline
Raffinate	Gasoline
RBOB Reg	Gasoline
RBOB Reg	Gasoline
RBOB Reg 11.5#	Gasoline
RBOB Reg 13.5#	Gasoline
RBOB Reg 15.0#	Gasoline
RBOB Reg V1	Gasoline
RBOB Reg V2	Gasoline
REFORMATE	Gasoline
Reformate Receipts	Gasoline
Reformate-Hvy	Gasoline
Reformate-Lt	Gasoline
Untreated Dist Blendstk	Distillate
Untreated Gasoline Blendstk	Gasoline

SCHEDULE B
Tank List

Tank List	Typical Contents
44	Naphtha
45	LCO
47	Heavy Cat Naphtha
48	Straight Run Diesel
50	Light Cycle Oil
51	Untreated Straight Run Kerosene
73	Heavy Coker Naphtha
135	Heavy Cycle Oil
136	PBOB Unl Prem 13.5# RVP
137	PBOB Unl Prem 15.0# RVP
139	No 2 ULS (15 ppm) Diesel
145	Heavy Cycle Oil
146	PBOB Unl Prem VOC1
147	PBOB Unl Prem 15.0# RVP
149	No 2 ULS (15 ppm) Diesel
150	No 2 ULSD 15
161	CBOB Unl Reg 15.0# RVP
162	RBOB Unl Reg 15.0# RVP
163	RBOB Unl Reg 15.0# RVP
165	Gasoline-Hvy Cat
166	Heavy Reformate
167	Raffinate
181	Out of Service
182	CBOB Unl Reg 15.0# RVP
183	RBOB Unl Reg 15.0# RVP
185	Heavy Cat Gasoline
187	Naphtha
201	Light Straight Run Gasoline
202	Light Reformate
203	Naphtha
204	Heavy Reformate
205	Heavy Reformate
206	Ethanol
221	Light Straight Run Gasoline
222	Alkylate
223	Naphtha
224	Alkylate
241	Naphtha
242	Naphtha
243	Distillate Blendstock

244	Distillate Blendstock
245	Distillate Blendstock
246	Distillate Blendstock
248	Light Cycle Oil
261	Naphtha
263	Distillate Blendstock
264	Distillate Blendstock
265	Distillate Blendstock
266	Distillate Blendstock
283	No 2 ULS (15 ppm) Diesel
284	No 2 ULS (15 ppm) Diesel
286	LGO

SCHEDULE C
Product Benchmarks

*****

*****

*****

SCHEDULE D
Measurement Procedures

(A.)	OVERVIEW:
Pursuant to the Agreement, Aron has agreed to purchase and DCR has agreed to sell on the Commencement Date all of the Products at the Refinery (the “Hydrocarbon Inventory” as referred to in this Schedule D).
Pursuant to the Agreement, DCR has agreed to purchase and Aron has agreed to sell on the Step Out Date all of the Products at the Refinery (the “Hydrocarbon Inventory” as referred to in this Schedule D).
The Commencement Date and Step Out Date shall be known collectively as the “Hydrocarbon Inventory Transfer Dates”.
The calculation of the value of the Hydrocarbon Inventory as of the Hydrocarbon Inventory Transfer Times (defined below), shall be done in accordance with the physical inventory procedures identified below.
The physical inventory shall measure Hydrocarbon Inventory as of 12:00:01 a.m. local time on the Commencement Date and as of 12:00:01 a.m. local time on the Step Out Date (the “Hydrocarbon Inventory Transfer Times”).

(B.)	HYDROCARBON INVENTORY INCLUSIONS AND EXCLUSIONS:
For purposes of calculating the value of the Hydrocarbon Inventory pursuant to the Agreement, the Parties will exclude and deduct the following Hydrocarbon Inventory items:

•	Intra-Refinery linefill;

•	BS&W in storage tanks;

•	Unit fill at the Refinery.

(C.)	INDEPENDENT INSPECTION:
All gauging, temperature measuring, sampling and testing will be done by a mutually agreed US Customs Approved Independent Inspection Company (“IIC”). DCR and Aron shall have the right to witness any activity performed by the IIC. Costs for all inventory services provided by the IIC shall be equally shared between DCR and Aron. The findings and determinations of the IIC are to be final and binding on the Parties, subject to the review period described in Section (M.) below.

(D.)	ACCEPTANCE AND REVIEW - INVENTORY TEAM:
The Parties agree that an “Inventory Team” composed of a representative of each of Aron and DCR shall provide instruction and oversight to the IIC and Inventory Teams for the determination of the final Hydrocarbon Inventory quantity. The Inventory Team will develop and issue the

Inventory Schedule (defined below). Prior to the Hydrocarbon Inventory Transfer Dates, each Party may designate an individual as its representative on the Inventory Team. All Hydrocarbon Inventory Tanks, in or out of service, will be included on the Inventory Schedule. All matters pertaining to this Schedule D shall be addressed by the Inventory Team.

(E.)	INVENTORY QUANTIFICATION PROCEDURES:
Prior to the Hydrocarbon Inventory Transfer Dates, the Inventory Team shall develop and mutually agree upon a gauging and sampling schedule by Tank (the “Inventory Schedule”). The Inventory Schedule shall include all Product Tanks, in or out of service, and shall indicate the following for each Tank comprising the Hydrocarbon Inventory:

•	Tank location, Tank number, type of roof and Tank type by site;

•	Status at Hydrocarbon Inventory Transfer Dates (active, inactive or out of service);

•	Tank contents (product/grade);

•	Tank equipment (i.e., mixers, heating coils or tubes);

•	Tank reference gauge height;

•	Tank calibration (ullage or innage), last Tank calibration date and Tank “critical zone”;

•	Total Tank volume and heel volume;

•	Design of Tank gauging tube (slotted or solid) and estimation of bottom sludge; and

•	Any specific gauging or sampling limitations (i.e. fresh air, no roof ladder).

The gauging, temperature correction, sampling and API gravity for each Tank shall be done at the agreed time at each location by the IIC. Members of the Inventory Team may observe the gauging, sampling and measurement readings taken by the IIC. Hand gauges, temperature readings, samples (as agreed by the Inventory Team) and/or automatic gauge readings in the case of spheres will be taken at the storage Tanks, spheres and pre-loaded rail cars containing Hydrocarbon Inventory. Inventory quantity is determined by calculating total net volume in each identified Tank, including tank heels, and adjusting for free water and BS&W. The Parties shall be deemed to have accepted the accuracy of the gauging and temperature measurements of a Tank, pipeline, sphere or rail car as recorded by the IIC on the tank gauge ticket, as agreed by the Inventory Team, if the authorized representatives of DCR and Aron “sign-off” agreeing to the data recorded on the tank gauge ticket.
Tanks that have been certified will not require further testing. In the event a determination of the quality of some Products must be performed, the Inventory Team will direct that samples be obtained and tested. Samples of such Products shall be jointly taken as described in this Schedule D, and such test shall be conducted at DCR’s laboratory. Aron and DCR may witness, or assign a representative to witness, any laboratory testing. The results of the tests so run shall be binding on the Parties. All Products in the process of unit rundown or blending are deemed to be within Product specification since all Product shipped must conform to manufacturing and/or customer specifications. Adjustments in value shall be made by the Inventory Team for all Products that do not meet prevailing and common quality specifications, for example ASTM or Colonial Pipeline Product Specifications.

All Hydrocarbon Inventory measurement disputes shall be resolved by noon by the Inventory Team on the following working day (or in the case of quality disputes, promptly following receipt of test results by the Inventory Team).

(F.)	GAUGING/SAMPLING PROTOCOL:
All gauging, sampling and testing related to the determination of quality and quantity of the Products in each Tank, pipeline, sphere or rail car shall be done in accordance with applicable MPMS, ASTM test methods or, if applicable, other current industry standards or procedures, or as agreed between DCR and Aron. The specific standards and procedures to be used shall be determined by the Inventory Team as soon as possible prior to the Hydrocarbon Inventory Transfer Dates.

(G.)	EQUIPMENT ACCURACY:
The IIC will use measurement equipment calibrated and verified in conformance to applicable API MPMS. Records of such conformance will be provided to the Inventory Team upon request.

(H.)	PRE-Hydrocarbon Inventory Transfer Dates DATE INVENTORY PROCEDURES:
Prior to the Hydrocarbon Inventory Transfer Times, DCR will make every reasonable effort to minimize active pipelines, Tanks, loading rack and dock facilities. DCR’s personnel in conjunction with the Inventory Team shall determine which Tanks may be active and inactive as of the Hydrocarbon Inventory Transfer Times. The aforementioned Inventory Schedule will take into account this determination and will provide for performing the physical inventory of both active, inactive and out of service storage tanks prior to the Hydrocarbon Inventory Transfer Times. Said Inventory Schedule will be subject to the approval of the Inventory Team.
DCR will attempt to schedule deliveries and shipments so to minimize in-transit inventory of Products, inbound shipments of Products loadings and out-bound Product shipments to customers on the Hydrocarbon Inventory Transfer Dates. This will be discussed and recorded at least 10 days prior to the Hydrocarbon Inventory Transfer Dates.

(I.)	FACILITY PHYSICAL INVENTORY PROCEDURES:
1.General:
In-use Tanks with floating roofs shall contain sufficient Product to ensure the roof is not within the floating roof “critical zone.” Tanks equipped with steam coils or other means of heating Product will have the heat shut off at least one hour prior to gauging. Tank mixers shall be shut off at least six hours prior to gauging.
2.Nonmoving Tanks (Inactive Tanks) & Out of Service Tanks:
All Tanks that are “inactive,” (no movement in or out as of the Hydrocarbon Inventory Transfer Times) will be gauged and sampled prior to the Hydrocarbon Inventory Transfer Times in accordance with the Inventory Schedule. Where determined necessary by the Inventory Team, all valves in and out of the Tank will be closed and sealed at the time of gauging, otherwise the automated tank gauge readings will be used to determine if a Tank has moved The IIC will remove the car seals immediately after the Hydrocarbon Inventory Transfer Times after verifying the integrity of the Tank car seal locations and identification numbers. Any car seal location or number discrepancies will be immediately brought to the attention of the Inventory Team. Out of service Tanks with open manways shall be verified as empty and open by the IIC.
Once inventorying operations have started, no Tank switching, changes or movements shall be made without notification to the Inventory Team. If Tank seals are broken, the Tank must be resealed when movement stops. Said Tank must then be re-gauged, re-sampled and temperature determined anew. Otherwise, it will be gauged as an Active Tank (defined below).
Inactive Tanks that are required for thermal relief of connecting pipelines will be gauged as close to the Hydrocarbon Inventory Transfer Times as possible. The automatic gauge reading will be monitored every 10 minutes for 90 minutes before and after the transfer time to confirm that there was no movement into or out of said inactive Tank. In cases where the automatic gauge readings indicate Tank movement, the Tank will be gauged as an Active Tank (defined below).
3.Moving Tanks (Active Tanks):
Any Tank that must have movements in or out (“Active Tanks”) during the physical inventory measurement process as of the Hydrocarbon Inventory Transfer Times will be manually gauged during a period in which said Tank is temporarily made inactive, as close to the Hydrocarbon Inventory Transfer Times as possible. The Tank hand gauge will be compared to the Tank automatic (i.e., “Varec”) gauge and the difference recorded for later Tank inventory adjustment.
Any Tank that will remain active during the inventory period will be measured as close to the Hydrocarbon Inventory Transfer Times as possible. The gross inventory measurement will be taken from the Tank’s automatic (e.g. “Varec”) gauge and adjusted for any volume differences identified previously between the Tank hand gauge and automatic gauge. The difference between the two measurements, in gross inches or fractions thereof, will be recorded on the Tanks’ physical inventory worksheet. The Inventory Schedule will denote such Tanks.
4.Gauging Tanks Containing Sludge:
Tanks containing sludge may be difficult to gauge accurately using an innage measurement. Tanks containing sludge shall have the liquid inventory determined by taking ullage measurements and averaging the physical measurements obtained through several of the Tank’s gauging hatches, still wells or other openings using a steel gauging tape with attached bob. As mutually agreed by the Inventory Team, several determinations will be made until an agreement in inventory levels is reached.

5.RESERVED.
6.Sampling, Testing and Retention of the Inventory Samples:
a.Intermediates and Light Oil Products:
Two one quart “running” or “all levels” samples shall be obtained from the Tank at the determination of the Inventory Team. Alternatively, composite samples of each Tank which contains liquids under normal storage conditions shall be prepared by mixing three equal volume samples (“Upper”, “Middle” and “Lower” as defined in API Chapter 8.1).
b.For any Tank(s) or vessels, for example such as LPG, that cannot be sampled in accordance with Section 6.a, the following sample process will be followed:

•	Clean metal sample pressure cylinders, as supplied by DCR’s laboratory or the IIC, will be used for sampling the propane bullet Tanks and the LPG spheres.
Retain samples from all Tanks will be held for a period determined by the Inventory Team.
Tests for quality of all Products shall be in accordance with standard industry ASTM or EPA testing procedures. For all Products which are blending or in the process of unit rundown, the Parties agree that the individual Tank and Product subjected to the Inventory Schedule will ultimately be valued at the value of the intended finished Product designated for the Tank in question.
7.Measurement Process:
a.    Non-pressurized Storage Tanks:
To determine the total volume in each Tank, to include Tank heels and adjusting for free water and BS&W, the following items will be measured and recorded for each atmospheric Tank by site:

•	Tank location, Tank number, any Tank seal numbers and Tank type by site;

•	Date and time of gauging and sampling;

•	Tank contents (product/grade);

•
Manual gauge in feet and inches, and fraction thereof (if a Tank is so equipped) specifying outage or innage (as defined below), and equivalent quantity in appropriate units (“Manual Gross Tank Inventory”) determined according to customary practice at the Refinery or Tank type as follows:

•
Cone or external/internal floating roof Tanks: vertical distance in feet, inches and fractions thereof from Tank bottom or datum plate to the uppermost point where Product level is identified on the gauge tape, (“innage”);

•
Tanks containing sludge or compromised datum plate: vertical distance in feet, inches and fractions thereof, from Tank reference point to the uppermost Product level as identified on the gauge tape (“outage”);

•	Temperature readings in accordance with API Chapter 7;

•	Free water level (“water cut”);

•
Automatic product gauge reading measure in feet and inches, and fraction thereof, (if Tank is so equipped) specifying outage or innage, and equivalent quantity in appropriate units (“Automatic Gross Tank Inventory”); and

•	Representative samples, as described in Section I.6 above, shall be drawn to determine BS&W, API gravity and any other properties as determined by the Inventory Team.
The Manual Gross Tank Inventory shall be compared to the Automatic Gross Tank Inventory taken at or about the same time. As previously specified, any significant difference in inventory measurements (such as sampling, temperature readings and manual versus automatic gauges) shall be promptly resolved to the best of their abilities by representatives of the Inventory Team at the time the measurement is taken. The final total inventory quantity so resolved will ultimately be the inventory for the specific Tank and Product being inventoried.
Using the appropriate API Measurement Table for the specific vessel and Product being inventoried, the “Net Standard Inventory” quantity, in appropriate units, shall be determined to 60 degrees Fahrenheit after deducting BS&W from the Gross Tank Inventory.
The total Hydrocarbon Inventory volume for Products in non-pressurized storage Tanks, for valuation purposes, is the Net Standard Inventory.
b.    Pressurized Storage Tanks:
To determine the total volume in each Tank, to include tank heels and adjusting for free water and BS&W, the following items will be measured and recorded for each pressurized vessel and the hydrocarbon storage cavern:

•	Tank location, Tank number, any Tank seal numbers and Tank type by site;

•	Date and time of gauging and sampling;

•	Tank contents (product/grade);

•	Any Automatic Gross Tank Inventory;

•	Temperature readings from the Tank’s temperature gauge according to Chapter 7 API Standard;

•	Pressure reading from the Tank’s automatic pressure gauge (if available); and

•
Pressure cylinders samples shall be drawn to determine the Tank contents, purity, density and any other properties as requested by the Inventory Team. The Inventory Team will determine which Products should be subjected to this step.

The total Hydrocarbon Inventory for Products in pressurized storage tanks, for valuation purposes, is the Net Standard Inventory.
c.    Inventory by Product:

For each Product type, the Net Standard Inventory for each Tank which contains Product of that type, to include tank heels, will be summed to form the Hydrocarbon Inventory quantity for the particular Product being inventoried.

(J.)	METER READINGS – LOADING RACKS AND PIPELINES:
1.    Inactive Systems:
Meter readings shall be obtained on all inactive metered systems (tank truck rack, rail car rack and pipeline) in advance of the Hydrocarbon Inventory Transfer Times. The IIC will secure these systems by sealing same and/or inserting meter tickets in these meters to ensure that no Product is moved through these systems during the physical inventory process.
The last tickets used to record Product sales, incoming receipts, Product shipments and other Product movements will be photocopied and retained by Aron, DCR and the IIC.
2.    Active Systems:
It is the intent of the Parties that there will be no active metered systems at the Hydrocarbon Inventory Transfer Times.

(K.)	POST-INVENTORY PROCEDURES:
1.    Both Parties’ Inventory Team representatives shall sign the work sheet/gauge ticket for each Tank inventoried, which shall include the calculation of net observed volume.
2.    Similarly, the Inventory Team shall verify that all pipelines were inactive, full and pressed and free of voids at the Hydrocarbon Inventory Transfer Times and shall identify and acknowledge the last rack sale, Product shipment and Product receipt prior to the Commencement Date physical inventory.
3.    An inspection shall be made to assure that all systems previously closed and sealed remained inactive during the physical inventory for the Commencement Date and that no Product movements occurred through these systems.

(L.)	CALCULATION OF FINAL INVENTORY QUANTITY:
The IIC will calculate the Net Standard Inventory volume for each onsite or offsite Tank, pipeline, bullet or sphere identified in the Inventory Schedule at all locations specified in the Inventory Schedule as of the Hydrocarbon Inventory Transfer Times. The IIC’s final net inventory calculation after review by the Inventory Team will determine the total Hydrocarbon Inventory volume.
Any material with quality specifications that differ substantially from properties which are typical of that Product, as appropriate, will be dealt with separately between DCR and Aron. Products that are in the process of blending or rundown from process units are excluded from this step and are deemed in spec material.

(M.)	POST-Hydrocarbon Inventory Transfer Dates STATEMENT:
After the Hydrocarbon Inventory Transfer Dates, the IIC shall promptly provide DCR and Aron with a report indicating the final Net Standard Inventory volume and qualitative test results by Tank, pipeline or sphere for all Hydrocarbon Inventory.
Upon receipt of the IIC’s final report, the Inventory Team will have a five-day review period, during which time either Party may question the calculations and/or test results and during which time the Inventory Team will resolve all outstanding quantity and quality disputes. Upon completion of this review period, the Inventory Team will report to DCR and Aron the final Hydrocarbon Inventory volume and quality as of the Hydrocarbon Inventory Transfer Times (the “Final Inventory Quantity Report”). Aron shall use this Final Inventory Quantity Report, together with the pricing formulae set forth on Schedule C, to prepare a post-Hydrocarbon Inventory Transfer Dates statement.

SCHEDULE E
Maximum and Minimum Inventories

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SCHEDULE F
Roll Procedures

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Form of Daily Roll Report

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Form of Target Product Inventory Report

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SCHEDULE G
Monthly True-Up Amounts
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SCHEDULE H

[RESERVED]

SCHEDULE I
Settlement Dates

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SCHEDULE J
Differentials
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SCHEDULE K

Notices

If to DCR, to:

PBF Holding Company LLC
1 Sylvan Way, Second Floor
Parsippany, New Jersey 07054
(973) 455-7500

General Notices

Jeff Dill    Thomas O’Connor
SVP & General Counsel    Senior Vice President, Products
(973) 455-7576    (973) 455-7545
Jeffrey.Dill@pbfenergy.comThomas.O’Connor@pbfenergy.com

John Luke    Scott Gerbman
Treasurer    Vice President, Clean Fuels
(973) 455-7518    (973) 455-8969
John.Luke@pbfenergy.comscott.gerbman@pbfenergy.com

Supply and Trading

Richard Miller    Joe Costello
Director – Risk Management    Manager - Futures
(973) 455-7542    (973) 455-7552
    Richard.Miller@pbfenergy.com    Joe.Costello@pbfenergy.com

Inventory Accounting

Hari Singh
Director – Commercial Accounting
(973) 254-4416
    Hari.Singh@pbfenergy.com

Billing

David Quackenbush    Nicholas Donovan
Director – Billing & Inventory    Billing Specialist
(973) 455-8952    (973) 254-4493

    David.Quackenbush@pbfenergy.com    Nicholas.Donovan@pbfenergy.com
Payments

Danielle Washington    Carol Morrison
Treasury Analyst    Treasury Analyst
(973) 455-7558    (973) 455-7536
    Danielle.Washington@pbfenergy.com    Carol.Morrison@pbfenergy.com

If to Aron, to:
Trading and Sales: Simon Collier 200 West Street New York N.Y. 10282 (212) 902 0776 Simon.Collier@gs.com	Chrissy Benson 200 West Street New York N.Y. 10282 (212) 902 0776 Christine.Benson@gs.com

Scheduling Jim Brush 200 West Street New York N.Y. 10282 Direct: (212) 902 9874 Hotline: (212) 902 7349 Fax: (212) 493 9847 ficc-jaron-oilops@ny.email.gs.com	Lindsey McInally 200 West Street New York N.Y. 10282 Direct: (212) 902 0506 Hotline: (212) 902 7349 Fax: (212) 493 9847 ficc-jaron-oilops@ny.email.gs.com
Confirmations:
Primary: Chris Chapman 200 West Street New York N.Y. 10282 Tel.: (917) 343 6193 Fax: (212) 493 9846 gs-commod-ny-phys@ny.email.gs.com	Alternate: Joo Hyung Chae 200 West Street New York N.Y. 10282 Tel.: (212) 902 5916 Fax: (212) 493 9846 gs-commod-ny-phys@ny.email.gs.com

Payments/Invoicing/Statements:
Primary: Kevin McLean 200 West Street New York N.Y. 10282 Tel: (212) 357 4381 Fax: (646) 835 8748 ficc-struct-sett@ny.email.gs.com	Alternate: Kate Kim 200 West Street New York N.Y. 10282 Tel: (917) 343 8269 Fax: (646) 835 8748 ficc-struct-sett@ny.email.gs.com
Alternate: Jeff Fernandez 200 West Street New York N.Y. 10282 Tel: (917) 343 1535 Jeffrey.Fernandez@gs.com	Alternate: Kristen O’Neill 200 West Street New York N.Y. 10282 Tel: (212) 357 3642 Kristen.ONeill@gs.com
General Notices:
John Thomas 200 West Street New York N.Y. 10282 Tel: (212) 902 1806 Fax: (212) 855 0667 John.Thomas@gs.com

SCHEDULE L
FIFO Balance Final Settlements

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SCHEDULE M

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SCHEDULE N
DIFFERENTIAL ADJUSTMENT DETERMINATION PROCEDURES
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NY2-747883

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Schedule N – Sample Calculation – Section II(c)
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Schedule N – Sample Calculation – Section II(d)

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Schedule N – Form of Notification of Differential Adjustment

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SCHEDULE O
REFERENCE CONTRACT CHANGE PROCEDURES
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Schedule O --Form of Notification of Reference Contract Conversion

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SCHEDULE P
LONG-DATED AGREED VOLUMES
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EXHIBIT 1
STEP-IN BILL OF SALE
THIS BILL OF SALE (this “Instrument”) is made and delivered as of this 2nd day of July 2013, by PBF Holding Company LLC (“PBFH”) and, jointly and severally with its wholly-owned subsidiary, Delaware City Refining Company LLC, both Delaware limited liability companies (“DRCLLC” and collectively with PBFH, “DRC”) to J. Aron & Company, a general partnership formed under the laws of New York (“Aron”).
WHEREAS, DRC and Aron are parties to that certain Inventory Intermediation Agreement, dated as of June 26, 2013, as from time to time amended (the “Agreement”) (unless otherwise provided, terms defined in the Agreement shall have the same meanings when used herein); and
WHEREAS, it is a condition (among other things) to the respective obligations of the parties under the Agreement that DRC sell to Aron, and Aron purchase from DRC, the Initial Inventory; and
WHEREAS, the parties are executing this Instrument to evidence such sale and purchase;
NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:
DRC does hereby fully and forever GRANT, TRANSFER, CONVEY, ASSIGN and DELIVER to Aron all of DRC’s right, title and interest in and to all of the Products constituting the Initial Inventory, to have and to hold such Products, all and singular, unto Aron and its successors and assigns forever, subject to the terms and conditions of the Agreement.
DRC represents and warrants that it has good and marketable title to the Products constituting the Initial Inventory, and that such Products are free and clear of any Liens (other than inchoate tax Liens), and that it has full right and authority to transfer such title and effect delivery of such Products to Aron.
EXCEPT FOR THE WARRANTY OF TITLE HEREIN, THE PARTY SELLING PRODUCTS HEREUNDER MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE PRODUCTS FOR ANY PARTICULAR PURPOSE OR OTHERWISE.
DRC and Aron acknowledge that the amount and manner of payment of the purchase price for the Initial Inventory is provided for in, and shall be determined and made in accordance with, the Agreement.
DRC covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Products constituting the Initial Inventory against all persons whomsoever, and to take all steps reasonably necessary to establish the record of Aron’s title thereto, in each case, as transferred pursuant to this Instrument and the terms and conditions of the Agreement and, at the request of Aron, to execute and deliver such further documents and instruments of transfer and assignment and to do such other acts and things as Aron may reasonably request in order to more fully effect the transfer of title of the Products constituting the Initial Inventory and to more fully effect the purposes of this Instrument and the Agreement.
Aron and DRC each acknowledge and agree that the transfer of the Products constituting the Initial Inventory pursuant to this Instrument will be deemed to occur immediately upon the delivery of this Instrument to Aron on the terms of and subject to the conditions set forth in the Agreement.
The parties acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.
THIS INSTRUMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICT OF LAWS OR ANY OTHER PRINCIPLE THAT COULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
[Signature page follows]

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IN WITNESS WHEREOF, this Instrument is duly executed and delivered to be effective as of the date first written above.
PBF Holding Company LLC
By:/s/ Thomas O'Connor
Name:Thomas O'Connor
Title:    Senior Vice President

Delaware City Refining Company LLC
By:/s/ Thomas O'Connor
Name:Thomas O'Connor
Title:    Senior Vice President
Agreed:
J. Aron & Company
By:/s/ Simon Collier
Name: Simon Collier
Title:    Attorney-in-fact

EXHIBIT 2
STEP-OUT BILL OF SALE
THIS BILL OF SALE (this “Instrument”) is made and delivered as of this [ ] day of [ ], by J. Aron & Company, a general partnership formed under the laws of New York (“Aron”) to PBF Holding Company LLC (“PBFH”) and, jointly and severally with its wholly-owned subsidiary, Delaware City Refining Company LLC, both Delaware limited liability companies (“DRCLLC” and collectively with PBFH, “DRC”).
WHEREAS, DRC and Aron are parties to that certain Inventory Intermediation Agreement, dated as of June 26, 2013, as from time to time amended (the “Agreement”) (unless otherwise provided, terms defined in the Agreement shall have the same meanings when used herein); and
WHEREAS, in accordance with Section 3.8 of the Agreement, the Step-out Date is to occur on the date hereof and on such date Aron is to sell to DRC, and DRC is to purchase from Aron, the Step-out Inventory; and
WHEREAS, the parties are executing this Instrument to evidence such sale and purchase;
NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:
Aron does hereby fully and forever GRANT, TRANSFER, CONVEY, ASSIGN and DELIVER to DRC all of Aron’s right, title and interest in and to all of the Products constituting the Step-out Inventory, to have and to hold such Products, all and singular, unto DRC and its successors and assigns forever, subject to the terms and conditions of the Agreement.
Aron represents and warrants that it has good and marketable title to the Products constituting the Step-out Inventory, and that such Products are free and clear of any Liens (other than inchoate tax Liens), and that it has full right and authority to transfer such title and effect delivery of such Products to DRC.
EXCEPT FOR THE WARRANTY OF TITLE HEREIN, THE PARTY SELLING PRODUCTS HEREUNDER MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE PRODUCTS FOR ANY PARTICULAR PURPOSE OR OTHERWISE.
DRC and Aron acknowledge that the amount and manner of payment of the purchase price for the Step-out Inventory is provided for in, and shall be determined and made in accordance with, the Agreement.
Aron covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Products constituting the Step-out Inventory against all persons whomsoever, and to take all steps reasonably necessary to establish the record of DRC’s title thereto, in each case, as transferred pursuant to this Instrument and the terms and conditions of the Agreement and, at the request of DRC, to execute and deliver such further documents and instruments of transfer and assignment and to do such other acts and things as DRC may reasonably request in order to more fully effect the transfer of title of the Products constituting the Step-out Inventory and to more fully effect the purposes of this Instrument and the Agreement.
Aron and DRC each acknowledge and agree that the transfer of the Products constituting the Step-out Inventory pursuant to this Instrument will be deemed to occur immediately upon the delivery of this Instrument to DRC on the terms of and subject to the conditions set forth in the Agreement.
The parties acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.
THIS INSTRUMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICT OF LAWS OR ANY OTHER PRINCIPLE THAT COULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
[Signature page follows]

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IN WITNESS WHEREOF, this Instrument is duly executed and delivered to be effective as of the date first written above.
J. Aron & Company

By:/s/ Simon Collier
Name: Simon Collier
Title:    Attorney-in-fact
Agreed:
PBF Holding Company LLC
By:/s/ Thomas O'Connor
Name:Thomas O'Connor
Title:    Senior Vice President

Delaware City Refining Company LLC
By:/s/ Thomas O'Connor
Name:Thomas O'Connor
Title:    Senior Vice President

EXHIBIT 3

Form of Daily and End of Month Inventory Report of “Outright” Tank Inventories

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NY2-747883

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